Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SYNCHRONOSS TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Dear Stockholder:

I am pleased to invite you to our 2016 Annual Meeting of Stockholders, which will be held on May 17, 2016, at 10:00 a.m. (local time), at the offices of Synchronoss Technologies, Inc., 200 Crossing Boulevard, Bridgewater, New Jersey.

At the meeting, we will be electing two members of our Board of Directors, ratifying the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending December 31, 2016, holding an advisory vote on executive compensation, and acting upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

Additional details regarding admission to the 2016 Annual Meeting and the business to be conducted are described in the accompanying proxy materials. Also included is a copy of our Annual Report on Form 10-K for 2015. We encourage you to read this information carefully.

It is important that your shares be represented and voted at the 2016 Annual Meeting. As discussed in the Proxy Statement, voting by proxy does not deprive you of your right to attend the Annual Meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE 2016 ANNUAL MEETING, WE HOPE YOU WILL VOTE AS SOON AS POSSIBLE. YOU MAY VOTE OVER THE INTERNET, BY TELEPHONE OR BY MAILING A PROXY CARD, IF YOU HAVE REQUESTED ONE. VOTING OVER THE INTERNET, BY TELEPHONE OR BY WRITTEN PROXY WILL ENSURE YOUR REPRESENTATION AT THE 2016 ANNUAL MEETING REGARDLESS OF WHETHER OR NOT YOU ATTEND IN PERSON. PLEASE REVIEW THE INSTRUCTIONS ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS YOU RECEIVED IN THE MAIL REGARDING EACH OF THESE VOTING OPTIONS.

If you have any questions concerning the annual meeting or the proposals, please contact our Investor Relations department at (800) 575-7606. For questions regarding your stock ownership or voting, you may contact our transfer agent, American Stock Transfer & Trust Co., by e-mail through their website at www.amstock.com or by phone at (800)  937-5449 (within the U.S. and Canada) or (718) 921-8124 (outside the U.S. and Canada).

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Synchronoss Technologies.

Sincerely,

Stephen G. Waldis
Chairman and Chief Executive Officer
April 6, 2016

The use of cameras at the Annual Meeting is prohibited and they will not be allowed into the meeting or any other related areas, except by credentialed media. We realize that many cellular phones have built-in digital cameras, and while these phones may be brought into the venue, the camera function may not be used at any time.

Synchronoss Technologies, Inc.
200 Crossing Boulevard
Bridgewater, New Jersey 08807

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF SYNCHRONOSS TECHNOLOGIES, INC.

Date:    May 17, 2016
 Time:    10:00 a.m.
 Place:    Synchronoss Corporate Headquarters
              200 Crossing Boulevard, Bridgewater, NJ 08807

AGENDA:

•
Election of two members of the Company's Board of Directors to serve until the 2019 annual meeting of stockholders of the Company;

•
Ratification of appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for its fiscal year ending December 31, 2016;

•
Advisory vote on executive compensation; and

•
Transaction of other business that may properly come before the meeting.

Record date: You can vote if you were a stockholder of record on March 23, 2016.

A Notice of Internet Availability of Proxy Materials ("Notice") has been mailed to stockholders of record on or about April 6, 2016. The Notice contains instructions on how to access our proxy statement for our 2016 Annual Meeting of Stockholders and our 2015 annual report to stockholders on Form 10-K (together, the "proxy materials"). The Notice also provides instructions on how to vote online, by telephone or by mail and includes instructions on how to receive a paper copy of proxy materials by mail. The proxy materials can be accessed directly at the following Internet address: http://materials.proxyvote.com/87157B.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The stock transfer books will not be closed between the record date and the date of the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at Synchronoss' corporate headquarters at the address listed above for the ten-day period prior to the Annual Meeting.

By order of the Board of Directors,

Ronald J. Prague
Executive Vice President, General Counsel and Corporate Secretary
April 6, 2016

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 17, 2016: The proxy statement and annual report to stockholders and the means to vote by Internet are available at www.synchronoss.com.

Proxy Summary	1	Executive Officer Stock Ownership Guidelines	41

2016 Proxy Statement Highlights	2	Compensation Committee Report	42

Questions & Answers About this Proxy Material and Voting	5	Summary Compensation Table	43

Corporate Governance at Synchronoss	11	Grants of Plan Based Awards Table	44

Stockholder Communications with our Board of Directors	12	Description of Awards Granted in 2015	46

Board of Directors and Committee Duties	13	Outstanding Equity Awards at Fiscal Year-End Table	48

Director Compensation	19	Option Exercises and Stock Vested	51

Director Stock Ownership Guidelines	20	Employment Agreements	51

Limitation of Liability and Indemnification	20	Estimated Payments and Benefits	53

Risk Management Considerations	22	Report of the Audit Committee	54

Compensation of Executive Officers	23	Equity Security Ownership of Certain Beneficial Owners and Management	55

Compensation Discussion and Analysis	23	Certain Related Party Transactions	57

2015 Business Highlights	23	Section 16(a) Beneficial Ownership Reporting Compliance	58

2015 Compensation Program Highlights	24	Other Matters	58

2015 Executive Compensation Program	25	Election of Directors	59

Elements of Compensation	28	Ratification of the Selection of Independent Registered Public Accounting Firm	63

Chief Executive Officer Compensation	31	Advisory Vote on Executive Compensation	65

Pay Mix	31	Stockholder Proposals for the Next Annual Meeting	67

Target and Realized Pay	32	No Incorporation by Reference	67

2015 Compensation Decisions	33	Contact for Questions and Assistance with Voting	67

Financial Restatements and Related Policies	41	Appendix A: Reconciliation of Non-GAAP Financial Information	68

Proxy Summary

Proposals to be Voted On:

The following proposals will be voted on at the Annual Meeting of Stockholders.

	For More Information	Board Recommendation

Proposal 1: Election of two directors James M. McCormick Donnie M. Moore	Pages 59 to 62	For Nominees

Proposal 2: Ratification of appointment of Ernst & Young LLP as independent registered public accountants	Pages 63 to 64	For

Proposal 3: Advisory vote on executive compensation	Pages 65 to 66	For

If you are a shareholder of record, you may cast your vote in any of the following ways:

Internet	Phone	Mail	In Person
You may vote by proxy via the Internet at www.proxyvote.com by following the instructions provided in the Notice or, if you requested printed copies of the proxy materials by mail, by following the instructions provided in the proxy card.	You may vote by proxy by telephone by following the instructions provided in the Notice or, if you requested printed copies of the proxy materials by mail, by calling the toll free number found on the proxy card.	If you requested printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out, signing and dating the proxy card, and returning it in the envelope provided.	Attend the Annual Meeting at our Headquarters located at 200 Crossing Blvd., 8th Floor, Bridgewater, NJ 08807.

If you are a beneficial owner holding shares through a bank, broker or other nominee, please refer to your Notice or other information forwarded by your bank or broker to see which voting options are available to you.

This proxy statement is furnished in connection with solicitation of proxies by our Board of Directors ("Board") for use at the 2016 Annual Meeting of Stockholders (the "Annual Meeting") to be held at 200 Crossing Boulevard, Bridgewater, New Jersey, at 10:00 a.m. local time on Tuesday, May 17, 2016, and any postponements or adjournments thereof. Beginning on or about April 6, 2016, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access our proxy materials. As used in this proxy statement, the terms "Synchronoss," the "Company," "we," "us," and "our" mean of Synchronoss Technologies, Inc. and its subsidiaries unless the context indicates otherwise.

Attendance at the Annual Meeting

If you plan to attend the Annual Meeting, you must be a stockholder on the record date. On the day of the meeting, each stockholder will be required to present valid picture identification such as a driver's license. Seating will begin at 9:00 a.m. and the meeting will begin at 10:00 a.m. Use of cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

2016 PROXY STATEMENT HIGHLIGHTS

This summary highlights information contained elsewhere in our proxy statement. This summary does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting.

Voting Matters and Vote Recommendation

See "Proposals" starting on page 59 for more information.

Matter	Board vote recommendation
Management proposals
Election of Directors	For the director nominees
Ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016	For
Advisory vote on Executive Compensation	For

Board Nominees

The following table provides summary information about James M. McCormick and Donnie M. Moore, the director nominees for election.

Name	Age	Director Since	Occupation	Inde- pendent	Committee memberships

					AC	CC	NGC	BD

James M. McCormick	56	2000	Chief Executive Officer, Vertek Corporation	Yes

Donnie M. Moore	67	2007	Retired, SVP, Finance and Administration and CFO, Cognos Incorporated	Yes	C		M

AC	Audit Committee	BD	Business Development Committee
CC	Compensation Committee	C	Chair
NGC	Nominating/Corporate Governance Committee	M	Member

Ratification of Ernst & Young LLP as Independent Registered Public Accounting Firm

Our Board recommends that stockholders vote to ratify the Audit Committee's appointment of Ernst & Young LLP, an independent registered public accounting firm, as our Company's independent registered public accounting firm for the fiscal year ending December 31, 2016.

Advisory Vote on Executive Compensation

Our Board recommends that stockholders vote to approve, on an advisory basis, the compensation paid to our Named Executive Officers ("NEOs"), as described in this proxy statement. At our 2015 Annual Meeting, 99% of the shares voted were in favor of the advisory vote on executive compensation. Our Compensation Committee of our Board evaluates our executive compensation program each year in an effort to ensure it is in line with our stockholders' interests. Our Compensation Committee reviewed our executive compensation programs based on views obtained through our stockholder outreach program and other market data and, as a result, revised the 2015 long-term equity incentive plan for our NEOs to more closely align with our Company's three-year business plan.

We encourage stockholders to take into account the significant changes to our executive compensation program that we have made over the last several years in considering the advisory vote including, among other things, designing a new, updated compensation philosophy, transitioning to a three-year business plan for our long-term equity incentive plan, enhancing our executive stock ownership guidelines and our annual stockholder outreach program.

Business Highlights

In 2015, we achieved record financial results and continued to move our business forward including:*

•
$580.1 million in non-GAAP revenue, compared to $458.6 million in 2014, an increase of 26%

•
$356.8 million in non-GAAP gross profit, representing a gross margin of 62%, up from 61% in 2014

•
$208.1 million in non-GAAP EBITDA, an increase of 34% from $155.1 million in 2014

•
$310.1 million in Cloud Revenue, compared to $211.7 million in 2014, an increase of 46%

•
$2.23 non-GAAP diluted earnings per share, an increase of 25% from $1.79 in 2014

•
Launching our enterprise business to offer secure mobility solutions to enterprise clients, and hiring David Schuette, a seasoned enterprise executive, to lead this effort.

•
Entering into strategic partnerships with Verizon for multifactor authentication and identity management and with Goldman Sachs for secure enterprise mobility technology, in both cases to enhance our enterprise offerings.

•
Acquiring RazorSight Corporation and certain assets from F-Secure Corporation to expand our product portfolio and global presence.

•
Extending our agreement with AT&T through 2018.

*      These financial measures are non-GAAP measures and should not be reviewed in isolation or as substitutes for our financial results as reported in accordance with GAAP. Please see Appendix A for an explanation of and reconciliation of these non-GAAP financial measures to the applicable GAAP financial measures.

Fiscal 2015 Compensation

The following material decisions were approved by our Compensation Committee regarding the 2015 compensation of our NEOs:

•
Adjustments to Base Salary:    In reviewing the base salaries of Messrs. Waldis and Garcia in early 2015, our Compensation Committee provided salary increases of approximately 3% (representing the median base salary increase). In addition, since the salary of Ms. Rosenberger was below the competitive range of similarly situated chief financial officers, her salary was increased by 10%. Mr. Rizer's salary was increased by approximately 32% to reflect his expanded role within our Company.

•
Performance-based Cash Bonus:    Our 2015 non-GAAP revenue and earnings before income taxes, depreciation and amortization ("EBITDA") were above the target set by our Board for 2015 but below the maximum threshold. As a result, our NEOs received approximately 129% of their target cash incentive bonus with respect to the corporate goal portion. Messrs. Waldis, Garcia, Rizer and Ms. Rosenberger received 100%, 90%, 100% and 90%, respectively, of their target individual component portion. Due to Mr. Schuette joining our Company in August 2015, our Board did not believe it appropriate for his cash incentive bonus to have a corporate component. Therefore, his cash incentive bonus was based 100% on certain individual objectives, all of which he met and therefore he received 100% of his target cash incentive bonus.
•
Performance-based Equity:    Since NEOs had previously been eligible for annual payouts under the old performance-based equity plan, as part of a transition to a three-year plan in 2015, each NEO received a one-time transition award to address the vesting opportunity 'gap' between the old and new plans. Vesting of this transition award is contingent upon the achievement of certain financial metrics in 2015 and 2016. With respect to the transition shares awarded based on our financial performance in 2015, our 2015 non-GAAP revenue and EBITDA were above the target set by our Board for 2015 but below the maximum threshold. Our 2015 Cloud Revenue exceeded the maximum goals set by our Board. As a result, our NEOs whom our Company employed on February 9, 2015 were issued an aggregate of 28,185 restricted shares of our Common Stock, or 10,568 shares more than the target number of performance-based restricted shares that they were eligible to receive under the 2015-2016 performance-based restricted stock awards based on our 2015 financial performance.

•
Time-Based Equity:    Our NEOs whom our Company employed on February 9, 2015 were granted (i) an aggregate of 52,852 time-based restricted shares of our Common Stock and (ii) stock options to purchase an aggregate of 143,951 shares of our Common Stock.

QUESTIONS & ANSWERS ABOUT THIS PROXY MATERIAL & VOTING
Q:
Why am I receiving these proxy materials?
A:
Our Board is providing these proxy materials to you in connection with the solicitation of proxies for use at the Annual Meeting to be held on Tuesday, May 17, 2016 at 10:00 a.m. local time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth herein. The notice of Annual Meeting, this proxy statement and accompanying form of proxy card are being made available to you on or about April 6, 2016. This proxy statement includes information that we are required to provide to you under SEC rules and that is designed to assist you in voting your shares.
Q:
What is included in the proxy materials?
A:
The proxy materials include:

•
This proxy statement for the Annual Meeting;

•
Our 2015 Annual Report to Stockholders, which consists of our Annual Report on Form 10-K for the year ended December 31, 2015; and

•
The proxy card or a voting instruction form for the Annual Meeting, if you have requested that the proxy materials be mailed to you.
Q:
How can I get electronic access to the proxy materials?
A:
The Company's proxy materials are available at http://materials.proxyvote.com/87157B and at www.synchronoss.com. Our website address is included for reference only. The information contained on our website is not incorporated by reference into this proxy statement.

   You can find directions on how to instruct us to send future proxy materials to you by email at www.proxyvote.com. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Q:
Who can vote at the Annual Meeting?
A:
Only stockholders of record at the close of business on March 23, 2016 will be entitled to vote at the Annual Meeting. On this record date, there were 45,204,451 shares of common stock of the Company ("Common Stock") outstanding. All of these outstanding shares are entitled to vote at the Annual Meeting (one vote per share of Common Stock) in connection with the matters set forth in this Proxy Statement. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at Synchronoss' principal executive offices at 200 Crossing Boulevard, Bridgewater, New Jersey for the ten-day period prior to the Annual Meeting.

Q:
How do I vote at the Annual Meeting?

A:       Stockholder of Record;
          Shares Registered in Your Name

If on March 23, 2016 your shares were registered in your name with the Company's transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record and may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy on the Internet or via telephone as instructed below or submit your proxy card, if you have requested one, to ensure your vote is counted.

Beneficial Owner; Shares Registered in the Name of a Broker or Bank

If on March 23, 2016 your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you may direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting, provided you have proof of your share ownership (such as a brokerage statement showing that you owned shares as of March 23, 2016) and a form of photo identification. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or by one of the following methods:

  •
  By Internet — You may vote by proxy via the Internet at www.proxyvote.com by following the instructions provided in the

    Notice or, if you requested printed copies of the proxy materials by mail, by following the instructions provided in the proxy card.

  •
  By Telephone — You may vote by proxy by telephone by following the instructions provided in the Notice or, if you requested printed copies of the proxy materials by mail, by calling the toll free number found on the proxy card.

  •
  By Mail — If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out the proxy card and returning it in the envelope provided.

Please note that the Internet and telephone voting facilities for stockholders of record is available 24 hours a day and will close at 11:59 p.m., Eastern Time on May 16, 2016. The individuals named as proxies will vote your shares in accordance with your instructions.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received instructions for granting proxies with these proxy materials from that organization rather than from the Company. A number of brokers and banks participate in a program provided through Broadridge Financial Services which enables beneficial holders to grant proxies to vote shares via telephone or the Internet. If your shares are held by a broker or bank that participates in the Broadridge program, you may grant a proxy to vote those shares telephonically by calling the telephone number on the instructions received from your broker or bank, or via the Internet at Broadridge's website at www.proxyvote.com. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Q.
How many votes do I have?
A.
On each matter to be voted upon, you have one vote for each share of Common Stock you own as of March 23, 2016.
Q.
What if I do not make specific voting selections?
A.
Stockholder of record — If you are a stockholder of record and you:

•
Indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors; or

•
Sign and return a proxy card without giving specific voting instructions,

  then your shares will be voted "For" the election of James M. McCormick and Donnie M. Moore as members of the Company's Board of Directors, "For" the ratification of Ernst & Young LLP as the Company's independent registered public accounting firm for its fiscal year ending December 31, 2016, and "For" the approval of the compensation of the Company's named executive officers. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

  Beneficial owners — If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares may generally vote on "routine" matters but cannot vote on "non-routine" matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on any matter other than Proposal 2 with respect to your shares. This is generally referred to as a "broker non-vote."

Q.
Can I change my vote after submitting my proxy?
A.
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•
You may change your vote using the Internet or telephone methods described above prior to 11:59 p.m., Eastern Time on May 16, 2016, in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted.

•
You may submit another properly completed timely proxy card with a later date.

•
You may send a written notice that you are revoking your proxy to the Company's Secretary at 200 Crossing Boulevard, Bridgewater, New Jersey 08807.

•
You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

  If you are a beneficial owner of your shares, you must contact the broker, bank or other agent holding your shares and follow their instructions for changing your vote.

Q.
Who is paying for this proxy solicitation?
A.
The Company will pay for the entire cost of soliciting proxies. In addition to the proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. The Company may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials.
Q:
Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?
A:
In accordance with the rules of Securities and Exchange Commission (SEC), we have elected to furnish our proxy materials, including this proxy statement and our annual report to our stockholders, primarily via the Internet. Beginning on or about April 6, 2016, we mailed to our stockholders a "Notice of Internet Availability of Proxy Materials" that contains notice of the Annual Meeting and instructions on how to access our proxy materials on the Internet, how to vote at the meeting, and how to request printed copies of the proxy materials and annual report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained at http://materials.proxyvote.com/87157B. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.
Q:
What does it mean if multiple members of my household are stockholders but we only received one Notice or full set of proxy materials in the mail?
A:
We have adopted a procedure called "householding," which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, the proxy materials, stockholders should send their requests to our principal executive offices, Attention: Corporate Secretary. Stockholders who hold shares in street name (as described below) may contact their brokerage firm, bank, broker-dealer, or other similar organization to request information about householding.

Q.
How are votes counted?
A.
Each share of Common Stock is entitled to one vote. Votes will be counted by the inspector of election appointed for the Annual Meeting. Prior to the Annual Meeting, the inspector will sign an oath to perform his or her duties in an impartial manner and according to the best of his or her ability. The inspector will determine the number of shares of Common Stock represented at the Annual Meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties. The determination of the inspector as to the validity of proxies will be final and binding.
Q.
What vote is required to approve each proposal?

•
The directors are elected by a plurality of the votes cast at the Annual Meeting, meaning the nominees receiving the most

  "For" votes (among votes properly cast in person or by proxy) will be elected. An instruction to "Withhold" authority to vote for a nominee will result in the nominee receiving fewer votes, but will not count as a vote against the nominee. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal. Abstentions and "broker non-votes" (i.e., shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary voting power) will have no effect on the election of a nominee. Because this proposal is a non-routine matter, broker non-votes are expected to exist in connection with this proposal.

  •
  Ratification of the appointment by our Board of Directors of Ernst & Young LLP as the Company's independent registered public accounting firm for our fiscal year ending December 31, 2016, requires a "For" vote from the majority of all of the outstanding shares that are present in person or represented by proxy and cast affirmatively or negatively at the Annual Meeting. Abstentions and broker non-votes will not be counted "For" or "Against" this proposal and will have no effect on this proposal. Because this proposal is a routine matter, broker non-votes are not expected to exist in connection with this proposal.

  •
  Advisory approval of the compensation of the Company's named executive officers as described in the Proxy Statement requires a "For" vote from the majority of all of the outstanding shares that are present in person or represented by proxy and cast affirmatively or negatively at the Annual Meeting. Abstentions and broker non-votes will not be counted "For" or "Against" this proposal and will have no effect on this proposal. Even though your vote is advisory and therefore will not be binding on the Company, our Compensation Committee will review the voting results and take them into consideration when making future executive compensation decisions. Because this proposal is a non-routine matter, broker non-votes are expected to exist in connection with this proposal.

If there are insufficient votes to approve any of the matters, your proxy may be voted by the persons named in the proxy to adjourn the Annual Meeting in order to solicit additional proxies in favor of the approval of such proposal(s). If the Annual Meeting is adjourned for any reason, at any subsequent reconvening of the meeting, your proxy will be voted in the same manner as it would have been voted at the original Annual Meeting unless you revoke or withdraw your proxy. Your proxy may be voted in this manner even though it may have been voted on the same or any other matter at a previous session of the Annual Meeting.

Q.
Is my vote confidential?
A.
Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed, except as required by law.
Q.
What is the quorum requirement?
A.
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the voting power of all outstanding shares is represented by stockholders present at the Annual Meeting or by proxy. On the record date, there were 45,204,451 shares of Common Stock outstanding and entitled to vote. Thus, 22,602,226 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy vote (or one is submitted on your behalf by your broker, bank or other agent) or vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement.

Q.
How can I find out the results of the voting at the Annual Meeting?
A.
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be set forth in a Current Report on Form 8-K to be filed by the Company with the SEC no later than four (4) business days after the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON MAY 17, 2016.

The proxy statement and annual report to stockholders is available at http://materials.proxyvote.com/87157B.

Corporate Governance at Synchronoss
CORPORATE GOVERNANCE GUIDELINES

Synchronoss is committed to excellent corporate governance which we believe helps us to sustain our success and build long-term value for our stockholders. Our Board has adopted Corporate Governance Guidelines (the "Guidelines") which set forth the framework within which our Board can effectively function and govern our affairs. The Guidelines address, among other things, the composition and responsibilities of our Board, director independence, management succession and review, target ownership by and remuneration of our directors, Board committees, and selection of new directors. We have also adopted a Code of Business Conduct that applies to all of our employees, officers (including our principal executive officer, principal financial officer, principal accounting officer, or those serving similar functions) and directors. The Guidelines and Code of Business Conduct are available on the Investor Relations section of our website at www.synchronoss.com.

Our Board regularly reviews legal and regulatory requirements, evolving best practices, and other developments and may modify, waive, suspend or repeal the Corporate Governance Guidelines or Code of Business Conduct from time to time as it deems necessary or appropriate in the exercise of our Board's judgment or in the best interests of our stockholders. If we make any substantive amendments to the Guidelines or the Code of Business Conduct, we will promptly disclose the nature of the amendment or waiver on our website to the extent required by applicable law or regulations.

BOARD LEADERSHIP STRUCTURE

Our Board believes it is important to retain its flexibility to allocate the responsibilities of our Chief Executive Officer ("CEO") and Chairman of the Board in any way that is in the best interests of our Company based on the circumstances existing at a particular point in time. Our Board believes that it should periodically assess who should serve these roles, and whether the offices should be served independently or jointly, and that our Board should not be restricted by any strict policy directive when making these decisions. Currently, our Board has determined that our Company and our stockholders are best served by having Mr. Waldis, one of our founders, serve as both our Chairman of the Board and CEO. Mr. Waldis' combined role as Chairman of the Board and CEO promotes unified leadership and direction for our Board and executive management and allows for a single, clear focus for the chain of command to execute our strategic initiatives and business plans. As the individual with primary responsibility for managing our day-to-day operations and with in-depth knowledge and understanding of our Company, Mr. Waldis is best positioned to chair regular Board meetings as our Board discusses key business and strategic issues.

INDEPENDENCE OF OUR BOARD OF DIRECTORS

Each year, our Nominating/Corporate Governance Committee and our full Board conduct a review of the financial and other relationships between each director, or any of their immediate family members, and our Company, our senior management, companies with whom we have business dealings, and our independent registered public accounting firm as part of its assessment of director independence. Our Board also consults with our legal counsel to ensure that its determinations are consistent with all relevant laws and regulations regarding the definition of independent, including those set forth in pertinent listing standards of the Nasdaq Global Market ("Nasdaq"), as amended from time to time. Consistent with those considerations, after review of all relevant transactions or relationships, our Board has affirmatively determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards except for Stephen G. Waldis, as our CEO. Our independent directors meet in regularly scheduled executive sessions where only independent directors are present. Mr. Cadogan presides over those sessions.

BOARD OF DIRECTORS OVERSIGHT OF RISK MANAGEMENT

Assessing and managing risk is the responsibility of our management. Our Board oversees management in the execution of its responsibilities and for assessing our approach to risk management. An overall review and assessment of risk is inherent in our Board's consideration of our business plans, strategies, and other significant developments. Additionally, our Board regularly reviews various risks arising out of transactions and other matters that are presented to our Board and when making decisions impacting us. At least annually, our Board also reviews and analyzes the strategic and operational risks and opportunities that face our Company as a whole, as well as those related to specific areas of our business.

Our Board delegates the oversight of certain categories of risk affecting our Company to designated Board committees, who report their findings to our full Board. Our Audit Committee is responsible for overseeing our Board's execution of its risk management oversight responsibility, including discussing guidelines and policies governing the process by which our management and other persons responsible for risk management assess and manage our exposure to major financial risk exposures and the steps management has taken to monitor and control such exposures, based on consultation with our management and independent auditors. Our Audit Committee also annually reviews the audit plan of management, our information technology risks and mitigation strategies, the domestic and international tax function and treasury operations and conformity with ethics and compliance standards. In addition, our Board has delegated to other Committees the oversight of risks within their areas of responsibility and expertise. For example, our Compensation Committee oversees the risks associated with our compensation practices, including an annual assessment of our compensation policies and practices for our employees. Our Board also believes its oversight of risk is enhanced by the current leadership structure discussed above because our CEO, who is ultimately responsible for our management of risk, also chairs regular Board meetings, and with his in-depth knowledge and understanding of our Company, is best able to bring key business issues and risks to our Board's attention.

BOARD SELF-EVALUATION

Our Nominating/Corporate Governance Committee oversees a bi-annual self-evaluation process to analyze and review our Board's performance. The Committee reviews these results and discusses them with the full Board with the intention of utilizing them to enhance our Board's effectiveness and, if necessary, develop action plans.

STOCKHOLDER COMMUNICATIONS WITH OUR BOARD OF DIRECTORS

Stockholders may communicate with our management and independent directors by sending a letter to Synchronoss Technologies, Inc., 200 Crossing Boulevard, Bridgewater, New Jersey 08807, Attention:

Secretary. Each such communication should set forth the (i) name and address of such stockholder as they appear on our books and, if the shares of our Common Stock are held by a broker, bank or other agent, the name and address of the beneficial owner of such shares and (ii) number of shares of our Common Stock that are owned of record by such record holder and beneficially by such beneficial owner. Our Secretary will review all communications from stockholders and has the authority to disregard any inappropriate communications or take other appropriate actions with respect to any inappropriate communications. If deemed an appropriate communication, our Secretary will forward it, depending on the subject matter, to the chairperson of a Committee of our Board or a particular director, as appropriate.

BOARD OF DIRECTORS AND COMMITTEE DUTIES

Our Board oversees, counsels and directs management in the long-term interests of our Company and our stockholders. Our Board, individually and through its Committees, is responsible for:

•
overseeing the conduct, assessment and other operational risks to evaluate whether our business is being properly managed;

•
reviewing and approving our strategic, financial and operating plans and other significant actions;

•
selecting, evaluating the performance of, and determining the compensation of our CEO and other executive officers;

•
planning for succession for our CEO and monitoring management's succession planning for other executive officers; and

•
overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures, and compliance with laws and ethics.
BOARD STRUCTURE AND COMMITTEES

During 2015, our Board met nine times. Each director attended at least 75% of the meetings of our Board and of each Committee of which he served as a member during 2015. Each director other than Mr. Moore attended our 2015 Annual Meeting of Stockholders. Our Board has established an Audit Committee, a Compensation Committee, a Business Development Committee and a Nominating/Corporate Governance Committee. Our Board has delegated various responsibilities and authority to its Committees as generally described below. Our Board has determined that each member of our Audit, Compensation, Business Development and Nominating/Corporate Governance Committees is free of any relationship that would interfere with his individual exercise of independent judgment with regard to us. The following table provides membership and meeting information for each of our Board committees during 2015:

Name	Audit	Compensation	Business Development	Nominating/Corporate Governance
Stephen G. Waldis			•

William J. Cadogan	•	•[1]	•	•

Charles E. Hoffman		•		•[1]

Thomas J. Hopkins	•	•	•[1]

James M. McCormick

Donnie M. Moore	•[1]			•

Total meetings in year 2015	8	7	3	1

1
Committee Chairperson

Charles E. Hoffman has informed the Company that he will not stand for re-election at the Annual Meeting in order to devote his full time and efforts to his other commitments. Following the Annual Meeting, the size of our Board is expected to be decreased to five directors. Your proxy cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

AUDIT COMMITTEE

Our Audit Committee oversees the integrity of our financial statements, compliance with applicable legal and regulatory requirements, effectiveness of our internal controls and audit function currently in place, and the qualifications, independence, and performance of our independent registered public accounting firm. During 2015, senior members of our financial and legal management participated in each of our Audit Committee's meetings. Our Audit Committee also discussed with our independent registered public accounting firm the overall scope and plans for their audit and met with them on a regular basis without members of management. Our Audit Committee consults with our management and our independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, our Audit Committee:

  •
  reviews our annual audited and quarterly financial statements and reporting;

  •
  reviews and monitors our external audits, including, among other things, our internal controls and audit functions, the results and scope of the annual audit and other services provided by our independent registered public accounting firm and our compliance with legal matters that have a significant impact on our financial statements;

  •
  establishes procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

  •
  appoints, retains, compensates, reviews procedures to ensure the independence of, and oversees the work of, our independent registered public accounting firm, including approving services and fee arrangements;

  •
  reviews with senior members of our management our policies and practices regarding risk assessment and risk management;

  •
  approves all related party transactions;

  •
  reviews management's implementation and maintenance of effective internal and disclosure controls, including our policies regarding compliance with legal, regulatory, ethical and internal auditing standards;

  •
  reviews earnings press releases prior to issuance; and

  •
  reviews findings and recommendations of our independent registered public accounting firm and management's response to their recommendations.

Three directors comprise our Audit Committee: Thomas J. Hopkins, William J. Cadogan and Donnie M. Moore. Our Audit Committee met eight times during 2015. Our Board annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 5605(a)(2) and 5605(c)(2) of the Nasdaq listing standards). In addition to qualifying as independent under the Nasdaq rules, each member of our Audit Committee can read and has a working understanding and comprehension of fundamental financial statements. Our Board has determined that each of Donnie M. Moore and Thomas J. Hopkins is an audit committee financial expert, as defined by Item 407(d) of Regulation S-K of the Securities Exchange Act. Our Board has made a qualitative assessment of each of their level of knowledge and experience based on a number of factors, including their respective formal education and experience. The designation does not impose on either Mr. Moore or Mr. Hopkins any duties, obligations or liability that are greater than are generally imposed on them as a member of our Audit Committee and our Board, and their designation as an Audit Committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of our Audit Committee or Board. Our Audit Committee charter can be found on the Investor Relations section of our website at www.synchronoss.com.

COMPENSATION COMMITTEE

Our Compensation Committee of our Board is comprised of three directors: William J. Cadogan, Charles E. Hoffman and Thomas J. Hopkins, each of whom is independent, as currently defined in Rule 5605(a)(2) and 5605(d)(2) of the Nasdaq listing standards. In addition, each member of our Compensation Committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. Effective as of the expiration of Mr. Hoffman's term as a director at our 2016 Annual Meeting, our Board may either appoint another current director of the Company to replace Mr. Hoffman on our Compensation Committee or the committee will become a two-member committee. Our Compensation Committee met seven times during 2015. Our Compensation Committee is charged by our Board to:

•
review and approve our compensation policies and all forms of compensation and other benefits to be provided to our employees (including our NEOs), including among other things annual salaries, bonus, stock options, restricted stock grants and other incentive compensation arrangements;

•
establish our overall compensation objectives and structure relating to executive officers and directors;

•
make recommendations from time to time to our Board regarding executive compensation matters;

•
administer our stock purchase plan and equity incentive plans; and

•
review and approve other aspects of our compensation policies and matters as they arise from time to time.

In accordance with Nasdaq listing standards, our Compensation Committee under its charter has the authority and responsibility to retain or obtain the advice of compensation consultants, legal counsel and other compensation advisers, the authority to fund such advisers, and the responsibility to consider the independence factors specified under applicable law and any additional factors the compensation committee deems relevant. A more detailed description of our Compensation Committee's functions can be found in our Compensation Committee charter which can be found on the Investor Relations section of our website at www.synchronoss.com. Our Compensation Committee has also established a Key Employee Equity Awards Committee, with our CEO as the sole member, whose purpose is to approve stock option and restricted stock grants to our newly hired and current employees, subject to guidelines previously approved by our Compensation Committee. Our Key Employee Equity Awards Committee acted fourteen times in 2015.

Our Compensation Committee may select and retain, and is directly responsible for the appointment, compensation and oversight of, compensation consultants or any other third party to assist in the evaluation of director and officer compensation as well as any other compensation matters. Our Compensation Committee considers these analyses as a factor in making decisions with respect to compensation matters along with information it receives from management and its own judgment and experience. Its compensation consultant generally attends regular Compensation Committee meetings and meets with our Compensation Committee without management present. Our Compensation Committee has retained Deloitte Consulting LLP ("Deloitte") as its compensation consultant. The compensation consultant serves at the discretion of our Compensation Committee and the compensation consultant's fees are approved by our Compensation Committee. In 2015, Deloitte did not perform any services for us other than its services to our Compensation Committee and received no compensation from our Company other than its fees in connection with its retention as our Compensation Committee's compensation consultant. Our Compensation Committee assessed the independence of Deloitte pursuant to applicable SEC rules and Nasdaq listing standards and concluded that the work of Deloitte has not raised any conflict of interest.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Compensation Committee was an officer or employee of our Company at any time during 2015. No executive officer serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee. In 2015, we did not make any loans to directors or executive officers relating to purchases of our Common Stock or for any other purpose.

NOMINATING/CORPORATE GOVERNANCE COMMITTEE

The members of our Nominating/Corporate Governance Committee are: William J. Cadogan, Charles E. Hoffman and Donnie M. Moore. Effective as of the expiration of Mr. Hoffman's term as a director at our 2016 Annual Meeting, Mr. Moore is expected to be appointed as chair of our Nominating Corporate Governance Committee, and our Board may either appoint another current director of the Company to replace Mr. Hoffman on our Nominating/Corporate Governance Committee or the committee will become a two-member committee. Our Nominating/Corporate Governance Committee met once in 2015. All members of our Nominating/Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). In addition, our Nominating/ Corporate Governance Committee:

•
reviews and reports to our Board on a periodic basis with regard to matters of corporate governance;

•
recommends qualified candidates to our Board for election as our directors, including the directors our Board proposes for election by the stockholders at the Annual Meeting and directors nominated by our stockholders;

•
reviews, assesses and makes recommendations on the effectiveness of our corporate governance policies and on matters relating to the practices of directors, and the functions and duties of the various Board committees;

•
develops and implements our Board's bi-annual self-assessment process and works with our Board to implement improvements in their effectiveness;

•
reviews succession plans periodically with our CEO relating to positions held by elected corporate officers; and

•
establishes and periodically reviews stock ownership guidelines for our executive officers and directors.

Our Nominating/Corporate Governance Committee charter can be found on the Investor Relations section of our website at www.synchronoss.com. Our Nominating/Corporate Governance Committee also reviews and makes recommendations to our Board regarding the size and composition of our Board and the appropriate qualities and skills required of our directors in the context of the then current make-up of our Board and our business. Our Nominating/Corporate Governance Committee has established procedures for the nomination process and leads the search for, selects and recommends candidates for election to our Board. Consideration of new director candidates typically involves a series of committee discussions, the review of information concerning candidates and interviews with selected candidates. Candidates for nomination to our Board typically have been suggested by other members of our Board or by our executive officers. From time to time, our Nominating/Corporate Governance Committee may engage the services of a third-party search firm to identify director candidates. Our Nominating/Corporate Governance Committee also considers candidates proposed in writing by stockholders, provided such proposal meets the eligibility requirements for submitting stockholder proposals under our amended and restated bylaws and is accompanied by certain required information about the candidate. Candidates proposed by stockholders will be evaluated by our Nominating/Corporate Governance Committee using the same criteria as for all other candidates. In considering nominees for our Board, our Nominating/Corporate Governance Committee considers each candidate's independence, personal and professional integrity, financial literacy or other professional or business experience relevant to an understanding of our business, ability to think and act independently and with sound judgment and ability to serve our stockholders' long-term interests. These factors, along with others considered useful by our Nominating/Corporate Governance Committee, are reviewed in the context of an assessment of the perceived needs of our Board at a particular point in time. As a result, the priorities and emphasis of our Nominating/Corporate Governance Committee and of our Board may change from time to time to take into account changes in our business and other trends, and the portfolio of skills and experience of current and prospective directors. Our Nominating/Corporate Governance Committee has not adopted a formal policy regarding the consideration of diversity in identifying director nominees or in searching for new directors.

BUSINESS DEVELOPMENT COMMITTEE

Our Business Development Committee reviews certain strategic business development and growth opportunities and recommends those that it determines are in line with our short-term and long-term strategic goals. Our Business Development Committee charter can be found on the Investor Relations section of our website at www.synchronoss.com. The members of our Business Development Committee are: William J. Cadogan, Thomas J. Hopkins and Stephen G. Waldis. All members of our Business Development Committee other than Mr. Waldis are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). Our Business Development Committee met three times during 2015.

DIRECTOR COMPENSATION

This section provides information regarding the compensation policies for our non-employee directors and cash amounts paid and equity awarded to these directors in 2015. Any director who is an employee of our Company does not receive any additional compensation for service as a director. For 2015, our non-employee director compensation program consisted of:

Compensable Position / Event	Compensation

Initial Equity Grant	30,000 non-qualified stock options(1)

Annual Cash Retainer	$50,000

Annual Equity Grant	7,500 non-qualified stock options(1) 3,335 restricted shares(1)

Committee Chairperson Retainer	$20,000 (Audit) $15,000 (Compensation) $10,000 (Nominating/Corporate Governance) $10,000 (Business Development)

Committee Member Retainer	$10,000 (Audit) $7,500 (Compensation) $5,000 (Nominating/Corporate Governance) $5,000 (Business Development)

(1)
Options and restricted shares vest one-third each year over three years.

The actual number of restricted shares and stock options would be based on the price of our common stock on the date of grant, which would continue to be the first Tuesday of every year. The stock options have an exercise price equal to the closing price reported on Nasdaq of our Common Stock on the grant date. The annual retainer fees are paid to our directors quarterly in advance In addition, we currently have a policy of reimbursing directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at our Board and Committee meetings. The following table sets forth all of the compensation awarded to, earned by, or paid to each person who served as a non-employee director during 2015.

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
William J. Cadogan	85,000	128,498	110,792	324,290

Charles E. Hoffman	67,500	128,498	110,792	306,790

Thomas J. Hopkins	77,500	128,498	110,792	316,790

James M. McCormick	50,000	128,498	110,792	289,290

Donnie M. Moore	75,000	128,498	110,792	314,290

(1)
The amounts in this column reflect the aggregate grant date fair value of the stock awards computed in accordance with FASB ASC Topic No. 718. See Footnote 2 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 for a discussion of our assumptions in estimating the fair value of our stock awards. As of December 31, 2015, each of Messrs. Cadogan, Hoffman, Hopkins, McCormick and Moore held 6,670 restricted shares of our Common Stock.

(2)
The amounts in this column reflect the aggregate grant date fair value of the stock options computed in accordance with FASB ASC Topic No. 718. See Footnote 2 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 for a discussion of our assumptions in estimating the fair value of our stock option awards. As of December 31, 2015, each of Messrs. Hoffman, Hopkins and McCormick held options to purchase 65,000 shares of our Common Stock having a weighted average exercise price of $23.22 per share, of which 50,000 shares were vested, Mr. Cadogan held options to purchase 100,000 shares of our Common Stock, having a weighted average exercise price of $18.34 per share, of which 85,000 shares were vested and Mr. Moore held options to purchase 80,000 shares of our Common Stock, having a weighted average exercise price of $25.21 per share, of which 65,000 shares were vested. The options granted in 2015 were granted at an exercise price of $38.53.

Since 2010, each member of our Board had received the same fixed number of restricted shares of our common stock and stock options annually. In 2015, our Compensation Committee, in consultation with Deloitte, its compensation consultant, approved a change to the equity portion of our directors' compensation. Specifically, beginning in 2016, our Compensation Committee will annually determine a fixed monetary value of equity (as opposed to the fixed number of shares approach utilized prior to 2016) to be granted to our non-employee directors based on their analysis of the competitive range of the equity granted to directors at our peer group companies and other publicly-available information.

DIRECTOR STOCK OWNERSHIP GUIDELINES

We have established stock ownership guidelines for our directors to retain an equity stake in the Company to more closely align their interests with those of our stockholders. Each director is required to own the number of shares of our Common Stock with a value equal to three times the annual cash retainer for our directors. Ownership is calculated annually based on the closing sales price of our Common Stock on Nasdaq for the last trading day in the prior year. Any newly elected director has three years from the date of his or her election to achieve the targeted equity ownership level. As of December 31, 2015, each of our directors met these guidelines.

LIMITATION OF LIABILITY AND INDEMNIFICATION

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that we are authorized to (i) enter into indemnification agreements with our directors and officers and (ii) purchase directors' and officers' liability insurance, which we currently maintain to cover our directors and executive officers. The form of indemnification agreement with our directors provides that we will indemnify each director against any and all expenses incurred by that director because of his status as one of our directors, to the fullest extent permitted by Delaware law, our restated certificate of incorporation and amended and restated bylaws. In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, but subject to various exceptions, we will advance all expenses incurred by our directors in connection with a legal proceeding. Our restated certificate of incorporation and bylaws contain provisions relating to the limitation of liability and indemnification of directors. The restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

  •
  for any breach of a director's duty in respect of unlawful (i) payments of dividends or (ii) stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law and the breach of a director's duty of loyalty to us or our stockholders;

  •
  for any transaction from which the director derives any improper personal benefit; and

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law

Our restated certificate of incorporation also provides that if Delaware law is amended, after the approval by our stockholders of our restated certificate of incorporation, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law. The foregoing provisions of the restated certificate of incorporation are not intended to limit the liability of directors or officers for any violation of applicable federal securities laws. As permitted by Section 145 of the Delaware General Corporation Law, our restated certificate of incorporation provides that we may indemnify our directors to the fullest extent permitted by Delaware law and the restated certificate of incorporation provisions relating to indemnity may not be retroactively repealed or modified so as to adversely affect the protection of our directors.

RISK MANAGEMENT CONSIDERATIONS

Each year, our Compensation Committee reviews our compensation practices and policies for all employees, including our NEOs, and assesses whether they have the potential to incentivize employees without taking risks that are reasonably likely to have a material adverse effect on our Company. Since our annual performance-based bonus and equity programs are designed to align our employees' compensation with our long-term business objectives and performance, and therefore enhance stockholder value, our Compensation Committee believes that our compensation practices and policies discourage behavior that leads to excessive risk. Therefore, our Compensation Committee does not believe these practices and policies will have a material adverse effect on our Company. Set forth below are the key risk-balancing elements of our compensation practices and policies:

Financial Performance Measures	The ranges set for financial performance measures are designed to reward success without encouraging excessive risk taking. Pursuant to our three-year equity plan adopted in 2015, the number of performance-based restricted shares to be issued are based on our financial performance over a three-year period.

Equity Vesting Periods	Time-based and performance-based restricted shares typically vest over three years, while stock options typically vest over four years. The vesting of the equity awards is designed to reward tenure with us.

Equity Retention Guidelines	NEOs are required to acquire within five years of becoming an executive officer, and hold while they are officers, shares (vested and unvested) having a value of at least three times their base salary, or five times for our CEO.

No Hedging	NEOs are not permitted to enter into any transaction designed to hedge, or having the effect of hedging, the economic risk of owning our securities.

Financial Restatement and Related Policies	As part of our Ethics and Business Conduct Policy, we will investigate all reported instances of questionable or unethical behavior of a director, NEO or other employee and, where improper behavior is found to have occurred, will take appropriate action up to and including termination. If an investigation uncovers that such individual commits fraud or other improper acts which causes our financials to be restated or otherwise affected, we would take immediate and appropriate disciplinary action with respect to such individual up to and including termination. We would also take whatever legal remedies are available to prosecute such individual to the fullest extent of the law and seek to recover any amounts he or she inappropriately received as a result of such actions, including but not limited to any annual or long term incentives that he or she received to the extent the individual would not have received such amount had such act not be taken.

Compensation of Executive Officers

Compensation Discussion and Analysis

This section discusses our compensation philosophy, summarizes our compensation programs and reviews compensation decisions for the following NEOs:

Named Executive Officer	Title
Stephen G. Waldis	Chairman of the Board of Directors and Chief Executive Officer

Karen L. Rosenberger	Executive Vice President, Chief Financial Officer and Treasurer

Robert E. Garcia	President and Chief Operating Officer

Daniel Rizer	Executive Vice President, Business Development & Product Management

David Schuette	Executive Vice President, Enterprise Business Unit(1)

(1) Mr. Schuette was hired as our Executive Vice President, Enterprise Business Unit, in August 2015.

Executive Summary

Our executive compensation philosophy and programs are designed to attract, retain and motivate high-quality executives who possess diverse skills and talents required to help us achieve our short and long-term financial and strategic goals. We believe that the programs foster a performance-oriented culture that aligns our executives' interests with those of our stockholders over the long term. We believe that the compensation of our NEOs is both appropriate for and responsive to the goal of improving stockholder value. Specifically, in 2015, the majority of each NEO's compensation was at-risk or variable compensation.

The following provides an overview of the key financial and strategic highlights for the year.

2015 Business Highlights

Non-GAAP Revenue*	Fiscal 2015 Achievements
Non-GAAP Revenue*	$580.1 million, compared to $458.6 million in 2014, an increase of 26%

Non-GAAP Gross Profit*	$356.8 million, representing a gross margin of 62%, up from 61% in 2014

Non-GAAP EBITDA*	$208.1 million, compared to $155.1 million in 2014, an increase of 34%

Cloud Revenue	$310.1 million, compared to $211.7 million in 2014, an increase of 46%

Diluted Non-GAAP EPS*	$2.23, compared to $1.79 in 2014, an increase of 25%

Strategic Business Milestones

•

Launched enterprise business to offer secure mobility solutions to enterprise clients; hired David Schuette, a seasoned enterprise executive, to lead this effort.

•

Entered into strategic partnerships with Verizon for multifactor authentication and identity management and with Goldman Sachs for secure enterprise mobility technology to enhance our enterprise offerings.

•

Acquired RazorSight Corporation and certain assets from F-Secure Corporation to expand our product portfolio and global presence.

•

Extended our agreement with AT&T through 2018.

* These financial measures are non-GAAP measures and should not be reviewed in isolation or as substitutes for our financial results as reported in accordance with GAAP. Please see Appendix A for an explanation and reconciliation of these non-GAAP financial measures to the applicable GAAP financial measures.

2015 Compensation Program Highlights

We design our executive compensation program to attract, retain and motivate high-quality executives and drive the creation of long-term stockholder value by tying a significant portion of compensation to performance goals. We have adopted the following approach to achieve these objectives:

Pay for Performance	Provide a strong relationship of pay to performance through:

•

Performance-based cash bonus tied primarily to achievement of corporate short-term financial goals and individual performance.

•

Equity awards that deliver value based on our stock performance and, in the case of performance-based stock awards, the achievement of pre-determined, objective financial and business goals.

Emphasis on Variable Compensation

•

Total compensation is heavily weighted toward variable compensation (i.e., annual bonus and long-term equity incentives).

•

We use the annual performance-based cash bonuses to focus our NEOs on key short-term financial goals.

•

We use stock options, time-based and performance-based restricted shares to incentivize our NEOs to focus on sustainable, long-term stockholder value creation. The value realized by our NEOs depends substantially on our long-term performance, achievement of our strategic goals and the value of our Common Stock, which we believe aligns our NEOs' interests with the long-term interests of our stockholders.

Fixed Compensation Component

•

Provide base salary based on our Compensation Committee's general understanding of current competitive compensation practices, corporate achievement, our NEO's role and responsibilities, length of tenure, internal pay equity and individual performance.

The following highlights some of the key components of our pay for performance policies and practices:

At-Risk Compensation	A majority of the compensation of the CEO and other NEOs is "at-risk" and tied to Company performance over the short- and/or long-term.

Incentive Award Metrics	Establish and approve stretching objective incentive award metrics tied to key company performance indicators.

Three-Year Equity Plan	Number of performance-based restricted shares to be issued is based on our financial performance over a three-year period, aligning our NEOs' interests with the long-term interests of our stockholders.

Equity Vesting	Vest equity awards over three or four years to promote retention.

Stock Ownership Guidelines	Maintain stock ownership guidelines to support the alignment of interests between executives and stockholders.

No Hedging	Prohibition of hedging exposure of, or interest in, our stock.

Our Compensation Committee oversees our compensation programs covering all our employees, with an enhanced focus on the compensation of our NEOs. It also oversees the administration of our cash and equity-based incentive plans. Mr. Waldis, in his role as CEO, assesses the performance of our NEOs (other than himself), consults with other members of management and makes recommendations to our Compensation Committee regarding the amount and the form of the compensation of the NEOs and other key employees, including the performance goals, weighting of goals, and equity compensation awards of NEOs. Mr. Waldis is not present during discussions regarding his compensation.

2015 Executive Compensation Program

Cash Incentive Compensation

For our NEOs' Annual Cash Incentive Bonus, our Compensation Committee approved the following metrics:

  •
  45% based on annual revenue of our Company for 2015

  •
  45% based on EBITDA for 2015 and

  •
  10% based on our NEO's individual performance.

Long-term Incentive Compensation

In 2015, we revised our executive compensation program based, in part, on suggestions from our stockholders during our meetings as part of our shareholder outreach program. In particular, our long-term equity incentive plan will reward financial and strategic performance during a three-year period from 2015 through 2017 (the "2015-2017 Performance Shares"), rather than for a single year. In connection with 2015 executive compensation decisions, our Compensation Committee approved the following performance metrics for the 2015-2017 Performance Shares:

  •
  60% based on three-year average annual non-GAAP revenue growth of our Company from 2015 to 2017;

  •
  30% based on three-year average annual non-GAAP EBITDA from 2015 to 2017; and

  •
  10% based on three-year annual revenue growth in our Cloud business from 2015 to 2017.

Given the transition to the new executive long-term incentive compensation program, our Compensation Committee recognized that there would be a gap in the equity provided to our NEOs for a two-year transition period during which they would not be eligible to receive any performance-based restricted shares. To address this gap and to provide a retention incentive during the phase-in of the new program, our Compensation Committee approved a "one-time" grant of performance-based restricted shares. One portion would be based on our financial results in each of 2015 and 2016 (the "2015-2016 Performance Shares") and, to address investors' concerns with respect to customer concentration, one portion would be based on the Company establishing a new line of business with a meaningful revenue run rate by the end of 2017 (the "New Business Performance Shares").

With respect to the 2015-2016 Performance Shares, one third would be earned based on 2015 financial metrics and two-thirds would be based on 2016 financial metrics. Each of these share tranches would vest immediately upon issuance after determination by our Compensation Committee for the respective year. The 2015-2016 Performance Shares would be based on the following financial metrics for each of 2015 and 2016:

  •
  60% based on non-GAAP revenue growth of our Company;

  •
  30% based on non-GAAP EBITDA; and

  •
  10% based on revenue in our Cloud business.

With respect to the New Business Shares, these shares will only be awarded to the extent we are able to establish a new line of business with a material annual revenue run rate during the three-year period ending 2017. See page 40 for more details.

At our 2015 Annual Meeting, approximately 99% of the shares voted were in favor of the advisory vote on executive compensation. We continuously strive to improve the level of stockholder support for our executive compensation program and in 2015 met with a majority of our largest stockholders for their feedback on our executive compensation policies. Our Compensation Committee plans to continuously evaluate our executive compensation program each year with the goal of ensuring it is in line with our stockholders' interests. We encourage stockholders to take into account the significant changes to our executive compensation program over the last several years in considering the advisory vote presented below including, among other things, designing a new, updated compensation philosophy, transitioning to a three-year business plan for our long-term equity incentive plan, enhancing our executive stock ownership guidelines and our annual stockholder outreach program.

Compensation Consultant

Our Compensation Committee's compensation consultant generally attends regular Compensation Committee meetings and meets with our Compensation Committee without management present. Our Compensation Committee considers various analyses prepared by its compensation consultant when making decisions with respect to compensation matters, along with information it receives from management and its own judgment and experience in an effort to gain a better understanding of the competitive landscape. Since July 2013, our compensation consultant has been Deloitte Consulting LLP.

Peer Group

Our Compensation Committee generally reviews executive compensation survey and proxy data from technology companies that have similar software/services business models or operate in the mobile networking space, are of similar financial size and with whom we compete for our executive talent. Our Compensation Committee identified the following companies that fit some or all of these criteria as our peer group for purposes of 2015 executive compensation decisions:

Advent Software, Inc.	Digital River, Inc.	Medidata Solutions, Inc.
Aruba Networks, Inc.	Fleetmatics Group	Microstrategy, Inc.
Bottomline Technologies, Inc.	Informatica Corporation Inc.	NeuStar, Inc.
Blackbaud, Inc.	Interactive Intelligence, Inc.	Progress Software Corp.
CommVault Systems, Inc.	J2 Global Inc.	The Ultimate Software Group
Compuware Corporation	LogMein Inc.

Our peer group was updated in 2015 to reflect the acquisition of Concur Technologies, Inc. in 2015. Smith Micro Software, Inc. and Broadsoft, Inc. were removed from our peer group due to their revenue and market capitalization being significantly lower than our revenue and market capitalization in 2014. In addition, Nuance Communications, Inc. and Verifone Systems, Inc. were removed from our peer group due to their revenue and market capitalization being significantly higher than our revenue and market capitalization in 2014. Advent Software, Inc., Blackbaud, Inc., Compuware Corporation, Fleetmatics Group, Medidata Solutions, Inc. and The Ultimate Software Group were added to offset the removal of these five companies based on the similarities of their business offerings, financial profile, market capitalization and profitability with those of our Company. As a result of these changes, we believe the peer group utilized for purposes of 2015 executive compensation decisions was representative of companies that we compete with for talent.

However, when making compensation decisions for our NEOs, our Compensation Committee also reviews published survey and peer group compensation data for other software/services companies.

As we continue to grow as a company, competitive market practices become an increasingly important factor in our Compensation Committee's decision-making process, although its decisions are not entirely based upon these factors and it does not target specific compensation levels as derived from peer group data. Rather, our Compensation Committee reviews and considers the peer group and other survey data to obtain a general understanding of current competitive compensation practices. Utilization of the peer group and survey data to gain a general understanding of competitive pay practices allows us to accomplish our goal of paying our NEOs what is appropriate to achieve our corporate goals while conserving cash and equity.

Elements of Compensation

Our executive compensation program has the following principal elements: base salary, annual cash incentive bonus, equity awards and severance and change in control protection. The following table sets forth these elements and the objectives of each element:

Base Salary	Objective:
Our Compensation Committee sets base salaries with the intent to attract and retain executives, reward satisfactory performance and provide a minimum, fixed level of cash compensation to compensate him or her for their day-to-day responsibilities.
Key Features:
	•	Base salaries are initially determined as a result of negotiation between the executive and our management in consultation with, and subject to the approval of, our Compensation Committee.
	•	Our Compensation Committee reviews base salaries annually and has discretion to provide increases based on our Compensation Committee's understanding of current competitive pay practices, promotions, our CEO's recommendation (except for his own salary), changes in responsibilities and performance, annual budget for increases, our overall financial and operational results, the general economy, length of tenure and internal pay equity and other factors our Compensation Committee deems appropriate.
Process:
	•	At the end of each calendar year, the CEO recommends salaries for executives other than himself for the following calendar year.
	•	Our Compensation Committee reviews proposed salary changes with input from its compensation consultant.
	•	Our Compensation Committee determines annual salaries for NEOs.
	•	Our Compensation Committee reports determinations to the full Board.

Annual Cash	Objective:
Incentive Bonus	The annual cash incentive bonus is a performance-based compensation program designed to align the interests of our NEOs and stockholders by providing compensation based on the achievement of pre-determined corporate and/or business goals and individual performance.
Key Features:
	•	Each year, the target bonus for each NEO is set by our Compensation Committee based on employment agreement provisions, our CEO's recommendation (except for his own target), internal pay equity, our Compensation Committee's general understanding of current competitive pay practices and other factors it deems appropriate.
	•	At least 90% of the target incentive is determined by performance against certain financial objectives established at the start of the year.
	•	If we achieve results that are below certain threshold levels, our NEOs receive no cash incentive bonus, while results that are above certain threshold levels result in larger cash incentive bonuses.
Process:
	•	Our Compensation Committee participates in our Board's review of our annual operating plan at the beginning of the year.
	•	Our CEO recommends bonus targets as a percentage of base salary for each NEO other than himself.
	•	Our management recommends financial and other performance measures, weightings and ranges.
	•	Our Compensation Committee reviews proposed bonus targets, performance measures and ranges with input from its compensation consultant and determines bonus targets, performance measures and ranges that it believes establish appropriate stretch goals.
	•	After the end of the fiscal year, our management presents financial results to our Board.
	•	Our CEO recommends the individual component award for our NEOs other than himself.
	•	Our Compensation Committee reviews the results and determines whether to make any adjustments, determines other performance factor multipliers and establishes each NEO's bonus award.
	•	Our Compensation Committee reports determinations to the full Board.

Equity Awards	Objectives:
Our Compensation Committee structures equity awards to help align our NEOs' interests with those of our stockholders, to support retention, and to motivate NEOs to achieve our financial, strategic and operational goals. Equity awards include stock options and time-based and performance-based restricted shares.
Key Features:
	•	Our Compensation Committee grants stock options, time-based and performance-based restricted shares to our NEOs with the grant date value based on our Compensation Committee's general understanding of current competitive pay practices, our CEO's recommendation (except for his own awards), recommendations from our compensation consultant, internal pay equity, evaluation of each NEO's performance, and other factors our Compensation Committee deems appropriate.

	•	Long-term incentive awards are allocated as follows, based on grant date award value (with vesting terms that generally extend up to four years):
o One-third stock options
o One-third time-based restricted shares
o One-third performance-based restricted shares
Our Compensation Committee believes this mix provides NEOs with a balanced retention and performance opportunity, and serves to closely align their long-term objectives with those of our stockholders.
	•	Beginning in 2015, each performance-based restricted share award has a target number of shares to be issued following completion of a three-year performance period based on the achievement of certain Company performance criteria. These performance-based restricted shares will be issued following the completion of the three-year fiscal period.
Process:
	•	In the first fiscal quarter, our CEO recommends grant date fair value of awards for executives other than himself.
	•	Our Compensation Committee reviews proposed awards with input from its compensation consultant.
	•	Our Compensation Committee determines the number of stock options and restricted shares based on the price of our Common Stock.
	•	Our Compensation Committee reports determinations to the full Board.

Severance and	Objectives:
Change in Control Benefits	Severance and change in control benefits are included in each NEO's employment agreement in order to promote stability and continuity of our senior management team in the event of a potential change in control and/or any involuntary termination. Our Compensation Committee believes these provisions help to appropriately align our NEO's interests with those of our stockholders in such scenarios.
Key Features:
	•	Events triggering payment require a termination of our NEO's employment by our Company "without cause" or by the executive for good reason. Executives are entitled to enhanced benefits if the foregoing occurs during a specified period following a change in control (i.e., double-trigger).
	•	Change in Control benefits do not include excise tax gross-ups.
	•	Our Compensation Committee has determined these termination-related benefits are appropriate to preserve productivity and encourage retention in the face of potentially disruptive circumstances.
	•	Each NEO will only be eligible to receive severance payments if he or she signs a general release of claims following an eligible termination.
	•	Each NEO's outstanding options and restricted shares will vest and become exercisable in full if his or her employment is involuntarily terminated within twelve (12) months following a change in control.

Chief Executive Officer Compensation

As our Chairman and CEO, Mr. Waldis' responsibilities are much greater than those of our other NEOs, as he is informed and involved in a detailed manner with each department's progress toward our shared Company goals. As such, his total base salary and his total compensation opportunity are greater than our other NEOs. In addition, his equity holding requirements under our Executive Stock Ownership Guidelines are five times his base salary as opposed to three times for our other NEOs. As of April 6, 2016, Mr. Waldis exceeded the minimum holding requirements under these stock ownership guidelines. In our industry, the CEO must be deeply aware of a company's strengths and obstacles, and have sharp strategic vision for our future while maintaining our ability to adapt to changing circumstances and prospects quickly and thoughtfully. The successful progress of our research and development programs and success of our customer engagements bring value to our financial performance and our stockholders, and we believe Mr. Waldis' direction in the decisions and actions that drive this progress and merit the compensation that he receives.

Pay Mix

In keeping with our results-driven culture, our Compensation Committee expects our NEOs to deliver superior performance in a sustained fashion and believes that a substantial portion of their overall compensation should be at-risk and tied to our short-term and long-term performance. As shown below, 73% of our CEO's targeted compensation and 58% of the average targeted compensation of our other NEOs is tied to long-term, equity-based incentives.*

* Excluding Mr. Schuette who joined our Company in August 2015 and all special equity grants.

Target and Realized Pay

As discussed above, our Compensation Committee believes that a program weighted towards variable, performance-based compensation supports the alignment of our NEOs' interests with those of our stockholders. Furthermore, because the equity awards are also subject to time-based vesting, the compensation an NEO realizes in connection with equity awards is spread over a number of years, which our Compensation Committee believes assists in motivating our NEOs to drive business growth over the long-term. The amounts shown in the Summary Compensation Table reflect the grant-date value of equity awards received by a NEO (in accordance with FASB ASC Topic No. 718), but do not reflect the compensation actually realized by our NEOs, which varies based on achievement of goals and actual performance of our stock.

The chart below shows the difference between aggregate Target Annual Compensation and Realized Annual Compensation for our CEO for 2013, 2014 and 2015. As illustrated, actual realized pay for 2013 and 2015 is below the grant date value of compensation disclosed in the Summary Compensation table in accordance with FASB ASC Topic No. 718.

(1)
"Target Compensation" represents the sum of (i) base salary, (ii) on-target annual cash bonus, and (iii) the grant-date value of (x) stock options, (y) time-vested restricted shares, and (z) performance-based restricted shares (assuming 100% of the target number are earned), using the stock price on the date of grant.

(2)
"Realized Compensation" represents the sum of (i) base salary, (ii) actual annual cash bonus paid, and (iii) the (x) intrinsic value as of December 31, 2015 of stock option grants granted in 2015, (y) value as of December 31, 2015 of time-vested restricted shares granted in 2015 and (z) actual number of performance-based restricted shares issued in 2015, valued as of December 31, 2015.

2015 Compensation Decisions

In determining the criteria for our NEOs' incentive compensation and evaluating whether our NEOs have met both their corporate and individual objectives, our Compensation Committee considers a variety of factors, including alignment of our NEOs' compensation with our shareholders' returns. On the corporate level, our Compensation Committee selected non-GAAP revenue and non-GAAP EBITDA, two metrics that our Compensation Committee believes appropriately values our Company on both a short- and long-term basis and are targeted to emphasize strong growth on both the top- and bottom-line. Based on feedback received as part of our shareholder outreach program, these are also two of the key metrics a majority of our shareholders use in their valuation of our Company. As such, all NEOs are focused on growing non-GAAP revenue and EBITDA, which we believe is aligned with our stockholder perspective on our Company's ability to grow and succeed on the short- and long-term.

Although we achieved record financial performance in 2015 and exceeded the aggressive targets set by our Compensation Committee, our stock price declined in 2015. From time to time, our stock has declined due to investors' concerns around our customer concentration and the ability of our telecommunication customer's cloud strategy to succeed and compete with those of other companies like Google and Apple and, based on investor feedback, we believe this was a key reason for our stock price decline in 2015. We continue to look for ways to expand into new markets and expand our customer base and in 2015, we addressed both of these areas by acquiring RazorSight Corporation and certain assets from F-Secure Corporation, launching our Enterprise business and entering into strategic partnerships with both Goldman Sachs and Verizon to increase our product portfolio and expand our customer base. We are hopeful that these investments will lead to greater shareholder value.

Base Salary

Base salaries for our NEOs are reviewed and adjusted annually. Base salary may also be adjusted during the year upon promotion or based on internal equity or external market conditions. Our Compensation Committee makes these decisions after reviewing the recommendation of our CEO (except as it concerns his own salary) and our Senior Vice President of Human Resources, and consulting with our compensation consultant when needed. Based on this review, in early 2015, our Compensation Committee provided cost of living salary increases of 3% to Messrs. Waldis and Garcia. As Ms. Rosenberger's base salary was below the competitive range of similarly situated chief financial officers, she received an increase in her base salary of 10%. In addition, as Mr. Rizer's role expanded as part of a reorganization within our Company and based on our Compensation Committee's review of the base salaries of similarly situated employees at our peer group companies and other publicly-available information, he received an increase in his base salary of approximately 32%.

In August 2015, Mr. Schuette entered into an employment agreement to serve as our Executive Vice President, Enterprise Business Unit pursuant to which we agreed to pay Mr. Schuette a base salary of $440,000 annually, subject to adjustment pursuant to our compensation policies in effect from time to time. Mr. Schuette's compensation was negotiated by our management subject to the approval of our Compensation Committee. Our Compensation Committee determined that this was an acceptable base salary for Mr. Schuette based, among other things, on the advice of our compensation consultant, the base salary of our other executive officers, his expected senior role with us and its general understanding of competitive pay practices.

The table below sets forth our NEOs' 2015 base salary compared to their respective 2014 base salary:

Name	2014 Base Salary	2015 Base Salary
Stephen G. Waldis	$573,947	$591,165

Karen L. Rosenberger	$300,000	$330,000

Robert E. Garcia	$424,360	$437,091

Daniel Rizer	$318,270	$420,000

David Schuette	N/A	$440,000

2015 Annual Cash Incentive Bonus Compensation

Our Annual Cash Incentive Bonus Compensation Program promotes our pay-for-performance philosophy by providing all executives and other management-level corporate employees with direct financial incentives in the form of annual cash awards for achieving Company, business and individual performance goals.

Target Percentage

Our Compensation Committee sets each NEO's individual target cash incentive percentage based on its general understanding of competitive pay practices, our CEO's recommendation (except his own) and other factors it deems appropriate. Based on its review of these factors, in February 2015, our Compensation Committee kept the target cash percentage of each of our NEOs at the same percentage as in 2014, except for Mr. Rizer, whose target cash percentage was increased to 80% based on his expanded role. Since Mr. Schuette did not join our Company until August 2015, our Compensation Committee did not believe it appropriate to include any corporate objective as part of his target cash incentive bonus and instead set certain individual objectives for him to meet to achieve this target bonus. Commencing in 2016, his target bonus will be equal to 80% of his base salary. Our Compensation Committee determined that this was an appropriate target bonus for Mr. Schuette based, among other things, on the target bonus incentive percentage of our other executive officers, his expected senior role at our Company and its general understanding of competitive pay practices.

Each of our NEO's 2015 target incentive bonus percentages were as follows:

Name	Target Incentive Bonus Percentage	Maximum Bonus Percentage
Stephen G. Waldis	110% of base salary	192.5% of base salary

Karen L. Rosenberger	60% of base salary	105% of base salary

Robert Garcia	80% of base salary	140% of base salary

Daniel Rizer	80% of base salary	140% of base salary

David Schuette	$250,000	$250,000

Each of the NEOs (other than Mr. Schuette) could have earned a maximum cash incentive bonus in the event that corporate objectives set by our Compensation Committee were exceeded.

Weighting of Components

Each of our NEOs (other than Mr. Schuette) has both (i) a corporate component and (ii) a discretionary individual performance component in determining his or her annual cash incentive bonus compensation as set forth below. Mr. Schuette's annual cash incentive bonus compensation was determined entirely by the achievement of specified objectives to be accomplished by him, namely: drafting a comprehensive initial business plan for our Enterprise business; hiring a strong management team for our Enterprise business, and leading an expansion of our Enterprise business through our strategic partnerships with Goldman Sachs and Verizon.

Name	Corporate Component Target Rate*	Individual Component Target Rate*
Stephen G. Waldis	100%	10%

Karen L. Rosenberger	50%	10%

Robert E. Garcia	70%	10%

Daniel Rizer	70%	10%

*
Percentage of Base Salary

2015 Corporate Component

Our Compensation Committee established targeted (i) non-GAAP revenue and (ii) non-GAAP EBITDA as the corporate components of our 2015 annual cash incentive bonus program, with each of the components weighted at 50% of the overall corporate component. We utilize these non-GAAP financial measures internally in analyzing our financial results and evaluating our ongoing operational performance because they exclude certain non-cash adjustments required under GAAP. These metrics were selected because they are two of the key performance metrics shareholders use in evaluating our Company. Our 2015 internal annual operating plan was developed by management and presented by Mr. Waldis, as Chairman and CEO, and Ms. Rosenberger, as CFO, to our Board for its review and approval. The target performance levels are intended to align with our annual internal operating plan to motivate performance goals in a manner we believe will increase our stockholder value.

Although the expectations shared in our public guidance stated strong growth in both non-GAAP revenue and EBITDA, our Compensation Committee established the 2015 corporate component objectives as targets that pushed our NEOs to an even higher threshold than market expectations. In calculating non-GAAP revenue and EBITDA we add back the fair value stock-based compensation expense, deferred revenue, acquisition-related costs, restructuring charges, changes in the contingent consideration obligation, deferred compensation expense related to earn-outs and amortization of intangibles associated with acquisitions.

Each of the components was assigned a "threshold" level which sets the minimum achievement necessary to be satisfied to receive a portion of the applicable bonus amounts and a "maximum" level whereby if achieved or exceeded the NEO's would receive 175% of the target portion attributed to such component.

The corporate component of the 2015 cash incentive compensation plan is set forth below:

Corporate Component	Weighting	Threshold 25% payout	Target 100% payout	Maximum 175% payout
Non-GAAP Revenue*	50%	$522,775,000	$565,000,000	$595,160,000

Non-GAAP EBITDA*	50%	$170,853,000	$198,000,000	$213,465,000

In 2015, our non-GAAP revenue was $580,091,000, representing 26% growth from 2014. Our 2015 non-GAAP revenue was approximately halfway between the target and maximum thresholds, 138% of the target. Our 2015 EBITDA was $208,096,000, representing 34% growth from 2014. Our 2015 non-GAAP EBITDA was approximately two-thirds of the maximum threshold, representing 149%. As a result, our NEOs (other than Mr. Schuette) received the following amounts for the corporate component of their respective cash incentive compensation.

Corporate Component	Weighting	Achievement	Plan Payout
Non-GAAP Revenue*	50%	$580,091,000	138%

Non-GAAP EBITDA*	50%	$208,096,000	149%

* These financial measures are non-GAAP measures and should not be reviewed in isolation or as substitutes for our financial results as reported in accordance with GAAP. Please see Appendix A for an explanation of and reconciliation of these non-GAAP financial measures to the applicable GAAP financial measures.

2015 Individual Component

In 2015, Messrs. Waldis, Garcia and Rizer and Ms. Rosenberger's individual component of his or her annual cash incentive compensation was based upon our Compensation Committee's subjective assessment of his or her individual performance.

Based on their assessment and Mr. Waldis' recommendations (other than with respect to his own incentive compensation), our Compensation Committee awarded the following as the individual component of their annual cash incentive compensation:

•
Mr. Waldis received 100% due to his integral role in leading our Company during the year through our strong growth and our entrance into the enterprise market.

•
Ms. Rosenberger received 90% due to her efforts in helping us achieve our continued strong financial performance.

•
Mr. Garcia received 90% due to his strong performance in integrating our acquisitions and ensuring our operations continued to perform well.

•
Mr. Rizer received 100% due to his strong performance in leading our acquisitions of RazorSight Corporation and certain assets of F-Secure Corporation and the good progress our Company made on product management.

•
Mr. Schuette received 100% by meeting each of his individual objectives: drafting a comprehensive initial business plan for our Enterprise business, hiring a strong management team, and leading our expansion of our Enterprise business through our strategic partnerships with Goldman Sachs and Verizon.

As such, our NEOs were awarded the following amounts under the 2015 cash incentive bonus plan:

Executive	Target Bonus for Corporate Component	Percentage of Corporate Component Target Awarded	Actual Corporate Component Awarded	Target Bonus for Individual Component	Individual Component Percentage of Base Salary	Actual Individual Component Awarded	Total Bonus Awarded
Stephen G. Waldis	$591,165	129%	$762,099	$59,117	100.0%	$59,117	$821,216

Karen L. Rosenberger	$165,000	129%	$212,709	$33,000	90.0%	$29,700	$242,409

Robert E. Garcia	$305,964	129%	$394,432	$43,709	90.0%	$39,338	$433,770

Daniel Rizer	$294,000	129%	$379,010	$42,000	100.0%	$42,000	$421,010

David Schuette	—	—	—	$250,000	100.0%	$250,000	$250,000

2015 Long-Term Equity Incentive Compensation Plan

Our Compensation Committee awards time-based restricted shares, stock options and performance-based restricted shares to our NEOs as the long-term equity incentive component of their compensation, targeting an annual mix of one-third for each of these equity awards (based on grant date fair value). The number of stock options, target number of performance-based restricted shares and time-based restricted shares to be granted to our NEOs is based on our Compensation Committee's general understanding of competitive pay practices, our CEO's recommendation (except his own) and other factors it deemed appropriate.

Time-based Restricted Stock and Stock Options

In February 2015, our Compensation Committee awarded time-based restricted stock, determined the targets for the 2015 performance-based restricted share awards and granted options to purchase shares of our Common Stock to our NEOs whom our Company employed on such date. The restricted shares vest one-third on each of the first, second and third anniversary of their grant date and the stock options vest one-fourth on the first anniversary of their grant date and monthly thereafter over the next thirty-six months. The time-based vesting helps tie our NEOs variable realizable compensation to our performance and further align their interests with those of our stockholders. See Description of Awards Granted in 2015, below. The number of shares of time-based restricted stock awarded and number of shares subject to the options granted were:

Name	Number of Time-Based Shares of Restricted Stock	Number of Shares Subject to Options
Stephen G. Waldis	25,901	70,546

Karen L. Rosenberger	6,137	16,716

Robert Garcia	16,978	46,242

Daniel Rizer	3,836	10,447

Performance-based Restricted Shares

As part of the changes to our executive compensation program, our Compensation Committee awarded our NEOs a target number of performance-based restricted shares ("2015-2017 Performance Shares"), the actual number of performance shares issued will depend on our Company's financial performance over the three-year period commencing on January 1, 2015 based on the following criteria: 60% based on non-GAAP revenue, 30% based on non-GAAP EBITDA and 10% based on Cloud Revenue. The specific target values for the 2015-2017 Performance Shares are set using aggressive three-year growth targets tied to key corporate financial metrics. The metrics for 2015 are the same as described below for the 2015-2016 Performance Shares, but the metrics for the later years are not publicly disclosed at the time of grant due to the proprietary nature and competitive sensitivity of the information. However, the method used to calculate the awards will be based on actual performance compared to our Company's targets for the 2015-2017 Performance Shares, as shown below, which use straight-line interpolation between points. Shares earned (if any) will be issued in January 2018, and will vest upon issuance. Our NEOs were awarded the following opportunity with respect to the 2015-2017 Performance Shares:

Name	Threshold	Target	Maximum
Stephen G. Waldis	12,951	25,901	51,802

Karen L. Rosenberger	3,069	6,137	12,274

Robert E. Garcia	8,489	16,978	33,956

Daniel Rizer	1,918	3,836	7,672

With the transition to the new executive long-term incentive compensation program, our Compensation Committee recognized that there would be a gap in the equity provided to our NEOs for a two-year transition period during which they would not be eligible to receive any performance-based restricted shares. To address this gap and to provide a retention incentive during the phase-in of the new program, our Compensation Committee approved a "one-time" transition grant of performance-based restricted shares. One portion would be based on our financial results in each of 2015 and 2016 (the "2015-2016 Performance Shares") and, to address investors' concerns with respect to our customer concentration, one portion would be based on the ability for our Company to establish a new line of business with a meaningful revenue run rate by the end of 2017 (the "New Business Performance Shares").

Our NEOs were awarded the following opportunity with respect to the 2015-2016 Performance Shares:

Name	Threshold	Target	Maximum
Stephen G. Waldis	12,951	25,901	51,802

Karen L. Rosenberger	3,069	6,137	12,274

Robert E. Garcia	8,489	16,978	33,956

Daniel Rizer	1,918	3,836	7,672

Two-thirds of the 2015-2016 Performance Shares will be earned based on our 2016 non-GAAP revenue, non-GAAP EBITDA and Cloud Revenue and will be issued on or about February 2017. One-third of the 2015-2016 Performance Shares was earned based on performance against our non-GAAP revenue, non-GAAP EBITDA and Cloud Revenue for 2015 based on the targets for these metrics approved by our Compensation Committee and presented below.

For 2015, the non-GAAP revenue and EBITDA targets are the same targets applicable to the 2015 annual cash incentive compensation plan discussed under "2015 Annual Cash Incentive Bonus Compensation." The weighting of the various components for both 2015 and 2016 was set at 60% for non-GAAP revenue, 30% for non-GAAP EBITDA and 10% for Cloud Revenue. Each of the components was separately assigned a "threshold" level which sets the minimum achievement necessary to be satisfied to receive a portion of the applicable bonus amounts and a "maximum" level whereby if achieved or exceeded our NEOs would receive 200% of the target portion attributed to such component. The 2015 long-term equity incentive compensation plan is set forth below:

Corporate Component	Threshold 25% payout	Target 100% payout	Maximum 200% payout	Weighting
Non-GAAP Revenue*	$522,775,000	$565,000,000	$595,160,000	60%

Non-GAAP EBITDA*	$170,853,000	$198,000,000	$213,465,000	30%

Cloud Revenue	$259,057,000	$280,000,000	$295,000,000	10%

In 2015, our non-GAAP revenue was $580,091,000, representing 26% growth from 2014. Our 2015 non-GAAP revenue was approximately halfway between the target and maximum thresholds, 138% of the target. Our 2015 EBITDA was $208,096,000, representing 34% growth from 2014. Our 2015 non-GAAP EBITDA was approximately two-thirds of the maximum threshold, representing 149%. Our 2015 Cloud Revenue was $310,116,000 representing 46% growth from 2014, and more than the maximum threshold. As a result, our NEOs (other than Mr. Schuette) received 162% of the target number of performance-based restricted shares, all of such shares vested upon issuance:

Corporate Component	Achievement	Plan Payout	Weighting
Non-GAAP Revenue*	$580,091,000	150%	60%

Non-GAAP EBITDA*	$208,096,000	174%	30%

Cloud Revenue	$310,116,000	200%	10%

*
These financial measures are non-GAAP measures and should not be reviewed in isolation or as substitutes for our financial results as reported in accordance with GAAP. Please see Appendix A for an explanation of and reconciliation of these non-GAAP financial measures to the applicable GAAP financial measures.

The actual number of 2015-2016 Performance Shares awarded based on our 2015 performance is set forth below:

Name	Threshold	Target	Maximum	Performance Shares Awarded
Stephen G. Waldis	4,317	8,634	17,268	13,813

Karen L. Rosenberger	1,023	2,045	4,090	3,272

Robert E. Garcia	2,829	5,658	11,316	9,052

Daniel Rizer	640	1,280	2,560	2,048

With respect to the New Business Shares, these shares will only be awarded to the extent we are able to establish a new line of business with a material annual revenue run rate by the end of 2017. The specific target annual revenue run rate for the New Business Performance Shares is set at an aggressive annual revenue run rate and aligned with shareholder interests, but is not publicly disclosed at the time of grant due to the proprietary nature and competitive sensitivity of the information. At the time of grant, our Company did not have a new line of business and achieving a meaningful revenue run rate by the end of 2017 is a significantly challenging goal, achievement of which is uncertain. Our NEOs were awarded the following New Business Performance Shares:

Name	Threshold	Target	Maximum
Stephen G. Waldis	6,476	12,951	12,951

Karen L. Rosenberger	1,535	3,069	3,069

Robert E. Garcia	4,245	8,489	8,489

Daniel Rizer	959	1,918	1,918

Other Grants

Upon joining Synchronoss, Mr. Schuette was initially granted one-time (i) options to purchase 13,751 shares, vesting one-fourth after one year from the date of grant and 1/48th each month of continuous service with our Company thereafter and (ii) 5,039 restricted shares, vesting one-fourth after one year from the date of grant and 1/16th each three-month period of continuous service with our Company thereafter. In reviewing Mr. Schuette's compensation later in 2015, our Compensation Committee determined his initial equity grant was made prior to determining the strategic role of our Enterprise business. In recognition of the importance of his work in driving our Enterprise business forward, which we view as a key component of our future growth, our Compensation Committee awarded Mr. Schuette an additional 50,000 restricted shares, vesting one-fourth after one year from the date of grant and 1/16th each three-month period of continuous service with our Company thereafter. Our Compensation Committee based the amount of Mr. Schuette's equity grant on, among other things, the size of the equity grants of our other executive officers, his expected senior role at our Company in driving our Enterprise business, his expertise in the Enterprise industry, and its general understanding of competitive pay practices.

On May 11, 2015, our Equity Committee awarded Mr. Rizer one-time 20,000 restricted shares of our Common Stock vesting one-fourth after one year from the date of grant and 1/16th each three-month period of continuous service with our Company thereafter. Mr. Rizer received these restricted shares due to his expanded role and increased responsibilities as part of a reorganization of our Company.

Employment Agreements, Other Benefits and Perquisites

Effective January 1, 2015, we entered into three-year employment agreements with each of our NEOs, other than Mr. Schuette, that expire on December 31, 2017. Upon joining our Company, Mr. Schuette entered into an employment agreement which expires on December 31, 2017. Each employment agreement includes a severance arrangement that provides enhanced benefits in the case of involuntary termination following a change in control which is designed to promote stability and continuity of our senior management. For a description of the terms of the employment agreements, please see "Employment Agreements" on page 51. Our NEOs are eligible to participate in all of our employee benefit plans (other than our employee stock purchase plan), such as medical, dental, vision, group life and disability insurance and our 401(k) plan, in each case on the same basis as our other employees. We lease an automobile (and pay applicable insurance and gas) for Mr. Waldis and Ms. Rosenberger and provide a car allowance to Mr. Garcia, each to be used primarily for business purposes. There were no other special benefits or perquisites provided to any NEO in 2015.

Financial Restatement and Related Policies

We maintain a comprehensive Ethics and Business Conduct Policy. As part of this policy, we investigate all reported instances of questionable or unethical behavior, and where improper behavior is found to have occurred, we take appropriate action up to and including termination. In the event that an investigation uncovers that one of our employees, officers or directors commits fraud or other improper act which causes our financials for any period to be restated or otherwise affects such financials, we would take immediate and appropriate disciplinary action against the individual including but not limited to termination. In addition, we would take whatever legal remedies are available to prosecute the individual to the fullest extent of the law and recover any amounts he or she inappropriately received as a result of the fraudulent action, including but not limited to any annual or long-term incentives that he or she received but would not have received had such act not be taken.

Executive Officer Stock Ownership Guidelines

We have instituted stock ownership guidelines for our executive officers with the purpose of ensuring they maintain a meaningful equity stake in our Company to further align our executive officers' interests with those of our stockholders. Each executive officer who is subject to Section 16 of the Securities Exchange Act or directly reports to our CEO (including all our NEOs) is required to own, as of the later of January 1, 2019 or five years from the date such individual begins reporting to our CEO or becomes a Section 16 officer, a number of vested shares of our Common Stock having a value equal to (a) five times the base salary for our CEO; (b) three times the base salary for our President and Chief Operating Officer, Chief Financial Officer, and President of any division (i.e., International) and (c) one and one-half times the base salary for other executive officers. In the event an executive officer is not compliant at the end of such five year period, our Compensation Committee may reduce future equity grants to such executive officer until he or she is compliant. Based on share holdings on April 6, 2016, each of our NEOs exceeded the minimum holding requirements on that date.

Tax Matters

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), places a $1,000,000 limit on the amount of compensation that we may deduct in any one year with respect to our CEO and our three other most highly paid NEOs (other than our CFO). To maintain flexibility in compensating NEOs in a manner designed to promote varying corporate goals, our Compensation Committee may, in its judgment, authorize compensation payments that are not deductible when it believes that such payments are appropriate, including attracting and retaining highly-qualified executive officers.

Compensation Committee Report(1)

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement submitted by the following members of the Compensation Committee:

William J. Cadogan, Chairman
Charles E. Hoffman
Thomas J. Hopkins

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Synchronoss Technologies, Inc. under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by, or paid to our "principal executive officer," "principal financial officer" and our three other highest paid executive officers (our "NEOs") for 2015:

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)		Option Awards ($)(8)	Non-Equity Incentive Plan Compensation (9)	All Other Compensation ($)		Total ($)
Stephen G. Waldis	2015	591,165	59,117	4,269,514	(4)	1,128,651	762,099	23,613	(10)	6,834,159
Chairman of the	2014	573,947	57,395	2,879,044		1,429,622	903,966	33,051		5,877,025
Board and CEO	2013	557,230	40,692	3,211,040		1,246,512	139,308	37,061		5,231,843
Karen L. Rosenberger	2015	330,000	29,700	1,011,634	(5)	267,436	212,709	19,704	(11)	1,871,183
EVP, Chief Financial	2014	286,002	22,500	969,045		223,224	236,250	14,905		1,751,926
Officer and Treasurer	2013	236,900	4,027	169,693		65,262	36,246	7,650		519,778
Robert Garcia	2015	437,091	39,338	2,798,597	(6)	739,817	394,432	17,150	(12)	4,426,425
President & Chief	2014	424,360	38,192	2,395,400		889,514	467,857	17,000		4,242,323
Operating Officer	2013	412,000	28,900	1,680,753		652,624	72,100	7,650		2,854,028
Daniel Rizer	2015	385,786	42,000	1,553,078	(7)	167,139	379,010	7,950	(13)	2,534,963
EVP, Business	2014	318,270	28,644	664,450		245,322	250,638	7,800		1,515,124
Development and	2013	309,000	6,000	409,008		158,261	54,000	7,650		943,920
Product Management
David Schuette(1)	2015	183,333	250,000	2,004,025		195,979	—	—		2,633,337
EVP, Enterprise

(1)
Mr. Schuette's employment with us commenced on August 1, 2015.

(2)
The amounts set forth in this column represent the subjective individual component portion of our annual cash incentive bonus awards paid to the NEOs. See "Compensation Discussion and Analysis" above for further discussion of the subjective individual component.

(3)
The amounts in this column reflect the grant date fair value, computed in accordance with FASB ASC Topic No. 718, of the actual number of performance share awards granted to our NEOs and the time-based restricted stock awarded to our NEOs. See "Compensation Discussion and Analysis" above for further discussion of these stock awards. See Footnote 2 to the Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 for a discussion of our assumptions in estimating the fair value of our stock awards. Our executive officers will not realize the estimated value of these awards until these awards are sold.

(4)
Although the actual number of performance-based shares was used in the Summary Compensation Table, the grant date fair market value of the performance-based restricted share award assuming the highest level of performance conditions was achieved was $5,330,060.

(5)
Although the actual number of performance-based shares was used in the Summary Compensation Table, the grant date fair market value of the performance-based restricted share award assuming the highest level of performance conditions was achieved was $1,262,925.

(6)
Although the actual number of performance-based shares was used in the Summary Compensation Table, the grant date fair market value of the performance-based restricted share award assuming the highest level of performance conditions was achieved was $3,493,818.

(7)
Although the actual number of performance-based shares was used in the Summary Compensation Table, the grant date fair market value of the performance-based restricted share award assuming the highest level of performance conditions was achieved was $799,576.

(8)
The amounts in this column reflect the grant date fair value, computed in accordance with FASB ASC Topic No. 718, of option awards granted to our NEOs. See Footnote 2 to the Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 for a discussion of our assumptions in estimating the fair value of our stock option awards. Our NEOs will not realize the estimated value of these awards until these awards are exercised or sold.

(9)
The amounts under this column include amounts paid based on the objective corporate component of the Company's annual incentive bonus compensation plan described under "Compensation Discussion and Analysis."

(10)
Reflects amounts paid to Mr. Waldis for leasing an automobile, including insurance premiums, and 401(k) matching contribution.

(11)
Reflects amounts paid to Ms. Rosenberger for leasing an automobile, including insurance premiums, and 401(k) matching contribution.

(12)
Reflects amounts paid for a car allowance (including insurance), and 401(k) matching contribution.

(13)
Reflects amounts paid to Mr. Rizer for 401(k) matching contribution.

Grants of Plan Based Awards

The following table sets forth each plan-based award granted to our NEOs during the year ended December 31, 2015. The FASB ASC Topic No. 718 value of these awards is also reflected in the Stock Awards and Option Awards columns of the Summary Compensation Table above:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Performance Stock Awards: Number of Shares of Stock or Units				Number of Shares of Stock or Units (#)				Exercise or Base Price of Option Awards ($/Sh)
											Awards Securities Underlying Options (#)			Value of Stock and Option Awards ($)(11)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Stephen G.		146,313	585,253	1,024,193
Waldis	2/9/2015										70,546	(9)	41.37	1,128,651
	2/9/2015								25,901	(5)				1,071,524
	2/9/2015				12,951	25,901	51,802	(2)						1,184,453
	2/9/2015				12,951	25,901	51,802	(3)						1,421,288
	2/9/2015				6,476	12,951	12,951	(4)						592,249
Karen L.		44,550	178,200	311,850
Rosenberger	2/9/2015										16,716	(9)	41.37	267,436
	2/9/2015								6,137	(5)				253,888
	2/9/2015				3,069	6,137	12,274	(2)						280,645
	2/9/2015				3,069	6,137	12,274	(3)						336,756
	2/9/2015				1,535	3,069	3,069	(4)						140,345
Robert E.		78,676	314,706	550,735
Garcia	2/9/2015										46,242	(9)	41.37	739,817
	2/9/2015								16.978	(5)				702,380
	2/9/2015				8,489	16,978	33,956	(2)						776,404
	2/9/2015				8,489	16,978	33,956	(3)						931,612
	2/9/2015				4,245	8,489	8,489	(4)						388,202
Daniel Rizer		69,441	277,766	486,091
	2/9/2015										10,477	(9)	41.37	167,139
	2/9/2015								3,836	(5)				158.695
	2/9/2015				1,918	3,836	7,672	(2)						177,684
	2/9/2015				1,918	3,836	7,672	(3)						213,257
	2/9/2015				959	1,918	1,918	(4)						88,842
	5/11/2015								20,000	(6)				914,600
David Schuette		—	—	—
	8/1/2015										13,751	(10)	39.10	195,979
	8/1/2015								5,039	(7)				197,025
	12/17/2015								50,000	(8)				1,807,000
(1)
Each of our NEOs was granted a non-equity incentive plan award pursuant to our 2015 annual incentive bonus compensation plan. The amounts shown in the "Threshold" column reflect the cash payment level under our 2015 annual incentive bonus plan if we achieved the threshold payout level for a single corporate objective with the lowest weight. The amounts shown in the "Target" column reflect the target payment level under our 2015 annual incentive bonus plan if we achieved all of the objectives previously approved by our Compensation Committee. The amounts shown in the "Maximum" column reflect the maximum payouts under our 2015 annual incentive bonus compensation plan with respect to the objectives previously approved by our Compensation Committee. The corporate and business components of our 2015 annual incentive bonus compensation plan are discussed in greater detail in "Compensation Discussion and Analysis." The actual amounts paid to each NEO are shown in the Summary Compensation Table above. The table does not include the individual discretionary component portion of the NEO's aggregate targeted annual cash incentive bonus amount.

(2)
Reflects a 2015-2017 performance-based restricted share award as described in greater detail in "Compensation Discussion and Analysis." The 2015-2017 performance-based restricted share awards triggered the issuance of a certain number of restricted shares of Common Stock based on the achievement of our 2015-2017 financial performance. The amounts shown in the "threshold" column reflect the minimum number of restricted shares of Common Stock issuable under the 2015-2017 performance-based restricted share awards if certain minimum financial goals were achieved. The amounts shown in the "target" column reflect the number of restricted shares of Common Stock issuable under the 2015-2017 performance-based restricted share awards if all of the 2015-2017 financial goals were achieved at on-target levels. The amounts shown in the "maximum" column reflect the maximum number of restricted shares of Common Stock issuable under the 2015-2017 performance-based restricted share if all of the 2015-2016 financial goals were surpassed.

(3)
Reflects a special one-time 2015-2016 performance-based restricted share award as part of the transition to a three-year performance criteria for our performance-based restricted share awards, as described in greater detail in "Compensation Discussion and Analysis." One-third of the performance-based share awards triggered the issuance of a certain number of restricted shares of Common Stock based on the achievement of our 2015 financial performance and two-thirds of the performance-based restricted shares awards trigger the issuance of a certain number of restricted shares of Common Stock based on the achievement of our 2016 financial performance. The amounts shown in the "threshold" column reflect the minimum number of restricted shares of Common Stock issuable under the 2015-2016 performance-based restricted share awards if certain minimum financial goals were achieved. The amounts shown in the "target" column reflect the number of restricted shares of Common Stock issuable under the 2015-2016 performance-based restricted share awards if all of the 2015-2016 financial goals were achieved at on-target levels. The amounts shown in the "maximum" column reflect the maximum number of restricted shares of Common Stock issuable under the 2015-2016 performance-based restricted share if all of the 2015-2016 financial goals were surpassed.

(4)
Reflects a special "new business" performance-based restricted share award as described in greater detail in "Compensation Discussion and Analysis." The "new business" performance-based restricted share awards triggered the issuance of a certain number of restricted shares of Common Stock based on the achievement of certain criteria after the end of the three-year period commencing January 1, 2015. The amounts shown in the "threshold" column reflect the minimum number of restricted shares of Common Stock issuable under the "new business" performance-based restricted share awards if certain minimum financial goals were achieved with respect to the "new business". The amounts shown in the "target" column reflect the number of restricted shares of Common Stock issuable under the "new business" performance-based restricted share awards if all of the "new business" criteria were achieved at on-target levels during the three-year period commencing January 1, 2015. The amounts shown in the "maximum" column reflect the maximum number of restricted shares of Common Stock issuable under the "new business" performance-based restricted share if all of the "new business" criteria were surpassed during the three-year period commencing January 1, 2015.

(5)
One-third of the restricted shares issued vests on February 9 of each of 2016, 2017 and 2018, provided he or she remains continuously employed by our Company through each such date.

(6)
One-fourth of the restricted shares vests on May 11, 2016, and an additional 1/16th of the restricted shares vest upon completion of each period of three-months of continuous service thereafter.

(7)
One-fourth of the restricted shares vests on August 1, 2016 provided he has continuous service from the grant date, and an additional 1/16th of the restricted shares vest upon completion of each period of three-months of continuous service thereafter.

(8)
One-fourth of the restricted shares vests on December 17, 2016 provided he has continuous service from the grant date, and an additional 1/16th of the restricted shares vest upon completion of each period of three-months of continuous service thereafter.

(9)
Each stock option becomes exercisable with respect to the first 25% of the shares subject to the option upon completion of 12 months of continuous service after February 9, 2015, and with respect to an additional 1/48 of the shares subject to the option upon completion of each month of continuous service thereafter.

(10)
Each stock option becomes exercisable with respect to the first 25% of the shares subject to the option upon completion of 12 months of continuous service after August 1, 2015, and with respect to an additional 1/48th of the shares subject to the option upon completion of each month of continuous service thereafter.

(11)
The amount in this column reflects the grant date fair value, computed in accordance with FASB ASC Topic No. 718, of stock awards and options granted to our NEOs. See Footnote 2 to the Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 for a discussion of our assumptions in estimating the fair value of our stock and option awards.

Description of Awards Granted in 2015

•	Stephen G. Waldis:
On February 9, 2015, we granted Mr. Waldis (i) an option to purchase 70,546 shares of our Common Stock, (ii) 25,901 restricted shares of our Common Stock, (iii) a performance-based restricted stock award pursuant to which Mr. Waldis is entitled to receive up to 51,802 restricted shares of our Common Stock based on our Company's performance metrics discussed in the Compensation Discussion and Analysis section of this proxy for the 2015-2017 Performance Shares, (iv) a performance-based restricted stock award pursuant to which Mr. Waldis was entitled to receive up to 51,802 restricted shares of our Common Stock based on our Company's performance metrics discussed in the Compensation Discussion and Analysis section of this proxy for the 2015-2016 Performance Shares and (v) a performance-based restricted stock award pursuant to which Mr. Waldis is entitled to receive up to 12,951 restricted shares of our Common Stock based on our Company's performance metrics discussed in the Compensation Discussion and Analysis section of this proxy for the New Business Performance Shares. On January 27, 2016, 13,813 2015-2016 Performance Shares were issued to Mr. Waldis based on our Company's 2015 financials.

•	Karen L. Rosenberger:
On February 9, 2015, we granted Ms. Rosenberger (i) an option to purchase 16,716 shares of our Common Stock, (ii) 6,137 restricted shares of our Common Stock, (iii) a performance-based restricted stock award pursuant to which Ms. Rosenberger is entitled to receive up to 12,274 restricted shares of our Common Stock based on our Company's performance metrics discussed in the Compensation Discussion and Analysis section of this proxy for the 2015-2017 Performance Shares, (iv) a performance-based restricted stock award pursuant to which Ms. Rosenberger was entitled to receive up to 12,274 restricted shares of our Common Stock based on our Company's performance metrics discussed in the Compensation Discussion and Analysis section of this proxy for the 2015-2016 Performance Shares and (v) a performance-based restricted stock award pursuant to which Ms. Rosenberger is entitled to receive up to 3,069 restricted shares of our Common Stock based on our Company's performance metrics discussed in the Compensation Discussion and Analysis section of this proxy for the New Business Performance Shares. On January 27, 2016, 3,272 2015-2016 Performance Shares were issued to Ms. Rosenberger based on our Company's 2015 financials.

•	Robert E. Garcia:
On February 9, 2015, we granted Mr. Garcia (i) an option to purchase 46,242 shares of our Common Stock, (ii) 16,978 restricted shares of our Common Stock, (iii) a performance-based restricted stock award pursuant to which Mr. Garcia is entitled to receive up to 33,956 restricted shares of our Common Stock based on the Company's performance metrics discussed in the Compensation Discussion and Analysis section of this proxy for the 2015-2017 Performance Shares, (iv) a performance-based restricted stock award pursuant to which Mr. Garcia was entitled to receive up to 33,956 restricted shares of our Common Stock based on the Company's performance metrics discussed in the Compensation Discussion and Analysis section of this proxy for the 2015-2016 Performance Shares and (v) a performance-based restricted stock award pursuant to which Mr. Garcia was entitled to receive up to 8,489 restricted shares of our Common Stock based on our Company's performance metrics discussed in the Compensation Discussion and Analysis section of this proxy for the New Business Performance Shares. On January 27, 2016, 9,052 2015-2016 Performance Shares were issued to Mr. Garcia based on our Company's 2015 financials.

•	Daniel Rizer:
On February 9, 2015, we granted Mr. Rizer (i) an option to purchase 10,447 shares of our Common Stock, (ii) 3,836 restricted shares of our Common Stock, (iii) a performance-based restricted stock award pursuant to which Mr. Rizer is entitled to receive up to 7,672 restricted shares of our Common Stock based on our Company's performance metrics discussed in the Compensation Discussion and Analysis section of this proxy for the 2015-2017 Performance Shares, (iv) a performance-based restricted stock award pursuant to which Mr. Rizer was entitled to receive up to 7,672 restricted shares of our Common Stock based on our Company's performance metrics discussed in the Compensation Discussion and Analysis section of this proxy for the 2015-2016 Performance Shares and (v) a performance-based restricted stock award pursuant to which Mr. Rizer is entitled to receive up to 1,918 restricted shares of our Common Stock based on our Company's performance metrics discussed in the Compensation Discussion and Analysis section of this proxy for the New Business Performance Shares. On January 27, 2016, 2,048 2015-2016 Performance Shares were issued to Mr. Rizer based on our Company's 2015 financials. On May 11, 2015, as a special one-time award, we granted Mr. Rizer 20,000 restricted shares of our Common Stock.

•	David Schuette:
On August 1, 2015, in connection with his joining the Company, we granted Mr. Schuette (i) an option to purchase 13,751 shares of our Common Stock and (ii) 5,039 restricted shares of our Common Stock. On December 17, 2015, based on additional information and Mr. Schuette's performance in his initial months with our Company, we granted Mr. Schuette an additional 50,000 restricted shares of our Common Stock.

With respect to each of Messrs. Waldis, Garcia and Rizer and Ms. Rosenberger:

  (a)
  each stock option granted becomes exercisable with respect to the first 25% of the shares subject to the option upon completion of 12 months of continuous service after February 9, 2015, and with respect to an additional 1/48th of the shares subject to the option upon completion of each month of continuous service thereafter;

  (b)
  one-third of the restricted shares issued to him or her on February 9, 2015 vests on each of February 8, 2016, 2017 and 2018, provided he or she remains continuously employed by our Company through each such date;

  (c)
  the 2015-2017 Performance Shares shall vest upon issuance on or about January 2018, provided he or she remains continuously employed by our Company through such date;

  (d)
  one-third of the 2015-2016 Performance Shares vested upon issuance on January 27, 2016;

  (e)
  two-thirds of the 2015-2016 Performance Shares shall vest upon issuance in January 2017 based on our financial performance in 2016, provided the NEO remains continuously employed by our Company through such date; and

  (e)
  the New Business Performance Shares shall vest upon issuance in January 2018 contingent on our Company meeting certain objectives, provided he or she remains continuously employed by our Company through such date.

With respect to Mr. Rizer's May 11, 2015 grant of restricted shares, one-fourth of the shares will vest on May 11, 2016 and an additional 1/16th of the restricted shares will vest following each three-month period thereafter, subject to Mr. Rizer's continued service on each vesting date.

With respect to Mr. Schuette, (a) the stock option granted to him on August 1, 2015 becomes exercisable with respect to the first 25% of the shares subject to the option upon his completion of 12 months of continuous service after the grant date, and with respect to an additional 1/48th of the shares subject to the option upon his completion of each month of continuous service thereafter and (b) with respect to the restricted shares granted to him on each of August 1, 2015 and December 17, 2015, the first 25% of the shares will vest upon his completion of 12 months of continuous service after the grant date, and an additional 1/16th of the shares will vest upon his completion of each period of three months of continuous service thereafter.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding each unexercised option and all unvested stock held by each of our NEOs as of December 31, 2015:

Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(27)
Stephen G. Waldis	58,300(2)	-0-	14.00	12/1/2016

	84,000(3)	-0-	27.55	12/7/2017

	160,000(4)	-0-	30.50	12/6/2018

	54,117(5)	22,283	31.02	2/14/2020

	40,065(6)	47,348	32.40	2/13/2021

	-0-	70,546(10)	41.37	2/9/2022

					10,186(12)	358,853

					5,019(13)	176,819

					26,995(14)	951,034

					33,744(15)	1,188,801

					25,901(16)	912,492

							51,802(24)	1,824,984

							51,802(25)	1,824,984

							12,951(26)	456,264

Karen L. Rosenberger	188(3)	-0-	27.55	12/7/2017

	2,178(4)	-0-	30.50	12/6/2018

	1,416(5)	1,167	31.02	2/14/2020

	1,117(7)	2,903	32.24	2/20/2021

	1,273(8)	4,457	35.19	4/1/2021

	-0-	16,716(10)	41.37	2/9/2022

					533(12)	18,778

					269(13)	9,477

					6,137(16)	216,207

					219(17)	7,715

					1,386(18)	48,829

					2,080(19)	73,278

					14,085(20)	496,215

							12,274(24)	432,413

							12,274(25)	432,413

							3,069(26)	108,121

Robert Garcia	13,750(3)	-0-	30.50	12/6/2018

	9,166(5)	11,667	31.02	2/14/2020

	11,458(6)	29,792	32.40	2/13/2021

	6,875(9)	625	30.11	1/3/2019

	-0-	46,242(10)	41.37	2/9/2022

					5,333(12)	187,882

					2,626(13)	92,514

					18,000(14)	634,140

					22,500(15)	792,675

					16,978(16)	598,135

					937(20)	33,011

							33,956(24)	1,196,270

							33,956(25)	1,196,270

							8,489(26)	299,067

Daniel Rizer	4,871(5)	2,829	31.02	2/14/2020

	4,375(6)	8,125	32.40	2/13/2021

	-0-	10,447(10)	41.37	2/9/2022

					1,293(12)	45,552

					642(13)	22,618

					4,000(14)	140,920

					5,000(15)	176,150

					3,836(16)	135,142

					20,000(21)	704,600

							7,672(24)	270,285

							7,672(25)	270,285

							1,918(26)	67,571

David Schuette	-0-	13,751(11)	39.10	9/1/2022

					5,039(22)	177,524

					50,000(23)	1,761,500

(1)
Computed in accordance with SEC rules as the number of unvested shares multiplied by the closing market price per share of our Common Stock on December 31, 2015, which was $35.23 per share. The actual value (if any) to be realized by the NEO depends on whether the shares vest and the future performance of our Common Stock. Each of the options and restricted shares automatically vest if we are acquired and the NEO is either involuntarily terminated or voluntarily resigns for good reason under certain circumstances following our change of control, as discussed in more detail below under "Employment Agreements."

(2)
The option vested over four years of continuous service following December 1, 2009, with 25% vesting after the first year of service and the remaining shares vesting in equal monthly installments over an additional 36 months of continuous service. As a result, the option is fully exercisable.

(3)
The option vested over four years of continuous service following December 7, 2010, with 25% vesting after the first year of service and the remaining shares vesting in equal monthly installments over an additional 36 months of continuous service. As a result, the option is fully exercisable.

(4)
The option vested over four years of continuous service following December 6, 2011, with 25% vesting after the first year of service and the remaining shares vesting in equal monthly installments over an additional 36 months of continuous service. As a result, the option is fully exercisable.

(5)
The option vests over four years of continuous service following February 14, 2013, with 25% vesting after the first year of service and the remaining shares vesting in equal monthly installments over an additional 36 months of continuous service. As a result, the option will be fully exercisable on February 14, 2017.

(6)
The option vests over four years of continuous service following February 13, 2014, with 25% vesting after the first year of service and the remaining shares vesting in equal monthly installments over an additional 36 months of continuous service. As a result, the option will be fully exercisable on February 13, 2018.

(7)
The option vests over four years of continuous service following February 20, 2014, with 25% vesting after the first year of service and the remaining shares vesting in equal monthly installments over an additional 36 months of continuous service. As a result, the option will be fully exercisable on February 20, 2018.

(8)
The option vests over four years of continuous service following April 1, 2014, with 25% vesting after the first year of service and the remaining shares vesting in equal monthly installments over an additional 36 months of continuous service. As a result, the option will be fully exercisable on April 1, 2018.

(9)
The option vests over four years of continuous service following January 3, 2012, with 25% vesting after the first year of service and the remaining shares vesting in equal monthly installments over an additional 36 months of continuous service. As a result, the option will be fully exercisable on January 3, 2016.

(10)
The option vests over four years of continuous service following February 9, 2015, with 25% vesting after the first year of service and the remaining shares vesting in equal monthly installments over an additional 36 months of continuous service. As a result, the option will be fully exercisable on February 9, 2019.

(11)
The option vested over four years of continuous service following August 1, 2015, with 25% vesting after the first year of service and the remaining shares vesting in equal monthly installments over an additional 36 months of continuous service. As a result, the option will be fully exercisable on August 1, 2019.

(12)
Reflects restricted shares granted on February 14, 2013. The remaining unvested shares will vest on February 14, 2016 provided the NEO remains continuously employed by our Company.

(13)
Reflects performance-based restricted shares awarded on February 14, 2013, and issued (based on our 2013 financial performance) on January 29, 2014. Under the terms of this grant, the remaining unvested shares will vest on February 13, 2016, provided the NEO remains continuously employed by our Company.

(14)
Reflects restricted shares granted on February 13, 2014. One half of the unvested shares will vest on each of February 14, 2016 and 2017 provided the NEO remains continuously employed by our Company.

(15)
Reflects performance-based restricted shares awarded on February 13, 2014, and issued (based on our 2014 financial performance) on January 29, 2015. One half of the unvested shares will vest on each of February 13, 2016 and 2017, provided the NEO remains continuously employed by our Company.

(16)
Reflects restricted shares granted on February 9, 2015. One-third of the shares shall vest on each of February 9, 2016, 2017 and 2018, provided the NEO remains continuously employed by our Company.

(17)
Reflects restricted shares vesting over four years of continuous service following January 3, 2012, with 25% of the shares vesting after the first year of service and the remaining shares vesting ratably on a quarterly basis thereafter. As a result, the shares will fully vest on January 3, 2016.

(18)
Reflects restricted shares vesting over four years of continuous service following February 20, 2014, with 25% of the shares vesting after the first year of service and the remaining shares vesting ratably on a quarterly basis thereafter. As a result, the shares will fully vest on February 20, 2018.

(19)
Reflects performance-based restricted shares awarded on February 20, 2014, and issued (based on our 2014 financial performance) on January 29, 2015. One-third of the unvested shares will vest on each of February 20, 2016 and 2017, provided the NEO remains continuously employed by our Company.

(20)
Reflects restricted shares vesting over four years of continuous service following April 1, 2014,with 25% of the shares vesting after the first year of service and the remaining shares vesting ratably on a quarterly basis thereafter. As a result, the shares will fully vest on April 1, 2018.

(21)
Reflects restricted shares vesting over four years of continuous service following May 11, 2015, with 25% of the shares vesting after the first year of service and the remaining shares ratably on a quarterly basis thereafter. As a result, the shares will fully vest on May 11, 2019.

(22)
Reflects restricted shares vesting over four years of continuous service following April 1, 2015, with 25% of the shares vesting after the first year of service and the remaining shares ratably on a quarterly basis thereafter. As a result, the shares will fully vest on April 1, 2019.

(23)
Reflects restricted shares vesting over four years of continuous service following December 17, 2015, with 25% of the shares vesting after the first year of service and the remaining shares ratably on a quarterly basis. As a result, the shares will fully vest on December 17, 2019.

(24)
Each NEO employed by our Company as of February 9, 2015 was awarded a 2015-2016 performance-based restricted share award as described in greater detail in "Compensation Discussion and Analysis." The amounts shown reflect the maximum award if all of the goals were achieved based on 2015 financial metrics. The actual number of restricted shares of our Common Stock issued with respect to one-third of the award was determined based on our 2015 financial performance and is shown in the table below. The remaining two-thirds of the award is based on our 2016 financial performance and will be issued (if earned) in January 2017. All of the shares earned vested upon issuance.

Name	Number of Shares

Waldis	13,813

Rosenberger	3,272

Garcia	9,052

Rizer	2,048

(25)
Each NEO employed by our Company as of February 9, 2015 was awarded a 2015-2017 performance-based restricted share award as described in greater detail in "Compensation Discussion and Analysis." The amounts shown reflect the maximum award if all of the goals are achieved. The actual number of shares will be determined in January 2018 at which time the shares will be issued, not subject to any further vesting.

(26)
Each NEO employed by our Company as of February 9, 2015 was awarded a new business performance-based restricted share award as described in greater detail in "Compensation Discussion and Analysis." The amounts shown reflect the maximum award if all of the goals were achieved. The actual number of shares will be determined in January 2018 at which time the shares will be issued, not subject to any further vesting.

(27)
Computed in accordance with SEC rules equal to the number of unvested shares multiplied by the closing market price per share of our Common Stock on December 31, 2015, which was $35.23 per share. The actual value (if any) to be realized by the NEO depends on whether the shares vest and the future performance of our Common Stock.

Option Exercises and Stock Vested

The following table shows the number of shares acquired upon exercise of options by each NEO during the year ended December 31, 2015, and the shares of restricted stock acquired by each named executive officer that vested during the year ended December 31, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Stephen G. Waldis	168,000	5,507,846	55,954	2,601,350
Karen L. Rosenberger	4,437	48,630	12,766	573,515
Robert E. Garcia	107,667	1,600,129	39,358	1,706,644
Daniel Rizer	13,954	217,993	8,229	358,321
David Schuette	—	—	—	—

(1)
For option awards, value realized is based on the fair market value of our Common Stock on exercise date less the exercise price. For stock awards, value realized is based on the fair market value of our Common Stock on the vesting date. In neither case do the amounts set forth above necessarily reflect proceeds actually received by the NEO. Our NEOs will not realize the estimated value of these awards until the underlying shares are sold.

Employment Agreements

Effective January 1, 2015, we entered into three-year employment agreements with each of our NEOs, other than Mr. Schuette, which expire on December 31, 2017. Upon joining our Company, Mr. Schuette entered into an agreement which also expires on December 31, 2017. Each employment agreement includes a severance benefit designed to promote stability and continuity of our senior management. Our Compensation Committee believes these agreements enhance our ability to retain the services of our NEOs, including in the event of a threatened or actual change in control, appropriately balancing our interests with those of our stockholders. In addition, our Compensation Committee believes that the events triggering payment, are fair hurdles for providing this protection.

Each of our NEOs would receive severance under his or her respective employment agreement if he or she is subject to an involuntary termination, contingent on the NEO's signing and not revoking a general release of all claims against us. The severance program is provided as a temporary source of income in the event of an NEO's involuntary termination of employment.

If prior to, or more than 24 months following, the occurrence of our change in control, any of our NEOs' employment is subject to an involuntary termination, he or she shall receive a lump-sum severance payment equal to one and one-half times his or her base salary, plus his or her average bonus received in the immediately preceding two years (two times such base salary and average bonus with respect to Mr. Waldis). If such involuntary termination occurs within 24 months following our change in control, the NEO shall receive a lump sum severance payment equal to two times his or her base salary in effect at the time (2.99 times such base salary with respect to Mr. Waldis), plus two times his or her average bonus received in the immediately preceding two years. In addition, his or her outstanding options and restricted shares will vest and become exercisable in full. If an NEO dies or terminates due to permanent disability, the NEO or his or her estate will receive an amount equal to his or her target cash incentive bonus for the fiscal year in which such termination occurs, prorated based on the number of days of employment completed during that fiscal year.

In addition, if the NEO or his or her personal representative elects to continue health insurance coverage under COBRA for him or her and his or her dependents following the termination of his or her employment due to permanent disability or such NEO is subject to an involuntary termination, then we will pay the monthly premium under COBRA until the earliest of the (a) end of the 24-month period following the termination of his or her employment, (b) expiration of his or her continuation coverage under COBRA or (c) date he or she becomes eligible for substantially equivalent health insurance coverage in connection with new employment.

"Involuntary termination" means a (i) discharge without cause (other than due to death or permanent disability) or (ii) resignation following (1) a change in (a) position that materially reduces his or her level of authority or responsibility, (b) his or her compensation, perquisites or benefits, or (2) a relocation of his or her workplace by more than 50 miles.

A "change in control" includes: (i) a merger after which our stockholders own 50% or less of the surviving corporation or its parent company; (ii) a sale of 80% or more of the total gross fair market value of our assets; (iii) a proxy contest that results in the replacement of more than one-half of our directors over a 24 month period; or (iv) an acquisition of 30% or more of our outstanding stock by any person or group, other than a person related to us, such as a holding company owned by our stockholders. None of the NEO employment agreements provide for any tax gross-up provisions, including with respect to a change in control.

Estimated Payments and Benefits

The table below reflects the potential payments and benefits to which the named executive officers would be entitled pursuant to their respective employment agreements. There are no agreements, arrangements or plans that entitle executive officers to severance, perquisites, or other enhanced benefits in connection with the termination of their employment other than the employment agreements. The amounts shown in the table below assume that each termination was effective as of December 31, 2015.

Name	Benefit	Voluntary Resignation/ Termination for Cause($)	Involuntary Termination Prior to, or More Than 24 Months after, a Change in Control($)	Termination Due to Death or Disability($)		Involuntary Termination Within 24 Months After a Change in Control($)
Stephen G. Waldis	Severance(1)	-0-	2,964,907	650,282		3,550,160
	Option Acceleration(2)	-0-	-0-	-0-		227,806
	Restricted Stock Acceleration(3)	-0-	-0-	-0-		4,074,631
	Accrued Vacation(4)	11,369	11,369	11,369		11,369
	Benefit Continuation(5)	-0-	25,505	25,505	(6)	25,505

	Total Value	$11,369	$3,001,781	$687,155		$7,889,471

Karen L. Rosenberger	Severance(1)	-0-	745,580	198,000		1,161,159
	Option Acceleration(2)	-0-	-0-	-0-		13,771
	Restricted Stock Acceleration(3)	-0-	-0-	-0-		985,771
	Accrued Vacation(4)	6,346	6,346	6,346		6,346
	Benefit Continuation(5)	-0-	25,505	25,505	(6)	25,505

	Total Value	$6,346	777,431	$229,851		$2,192,552

Robert E. Garcia	Severance(1)	-0-	1,125,546	349,673		1,814,001
	Option Acceleration(2)	-0-	-0-	-0-		136,629
	Restricted Stock Acceleration(3)	-0-	-0-	-0-		2,657,258
	Accrued Vacation(4)	8,406	8,406	8,406		8,406
	Benefit Continuation(5)	-0-	25,505	25,505	(6)	25,505

	Total Value	$8,406	$1,159,457	$383,584		$4,641,799

Daniel Rizer	Severance(1)	-0-	928,825	231,472		1,471,865
	Option Acceleration(2)	-0-	-0-	-0-		34,904
	Restricted Stock Acceleration(3)	-0-	-0-	-0-		1,297,133
	Accrued Vacation(4)	7,419	7,419	7,419		7,419
	Benefit Continuation(5)	-0-	20,627	20,627	(6)	20,627

	Total Value	$7,419	956,871	$259,518		$2,831,948

David Schuette	Severance(1)	-0-	525,000	146,666		866,666
	Option Acceleration(2)	-0-	-0-	-0-		-0-
	Restricted Stock Acceleration(3)	-0-	-0-	-0-		1,939,024
	Accrued Vacation(4)	3,526	3,526	3,526		3,526
	Benefit Continuation(5)	-0-	24,169	24,169	(6)	24,169

	Total Value	$3,526	$552,694	$174,361		$2,833,384
(1)
For purposes of valuing cash severance payments in the table above, we used each executive officer's base salary and target bonus as of December 31, 2015.

(2)
The value of option acceleration shown in the table above was calculated based on the assumption that the triggering event occurred on December 31, 2015. The value of the vesting acceleration was calculated by multiplying the number of unvested shares subject to each option by the excess of the closing price of our Common Stock on December 31, 2015, over the exercise price of the option.

(3)
The value of restricted stock acceleration shown in the table above was calculated based on the assumption that the triggering event occurred on December 31, 2015. The value of the vesting acceleration was calculated by multiplying the number of unvested shares subject to each restricted stock grant by the closing price of our Common Stock on December 31, 2015.

(4)
Based on each executive officer's base salary in effect and the number of accrued but unused vacation days as of December 31, 2015.

(5)
Amounts reflect two times the current cost to us of the individual's health and welfare benefits per year.

(6)
Only payable in the event of a disability.

Report of the Audit Committee(1)

The Audit Committee of the Board consists of the three non-employee directors named below. The Board annually reviews the Nasdaq listing standards' definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. The Board has also determined that each of Donnie M. Moore and Thomas Hopkins is an audit committee financial expert as described in applicable rules and regulations of the Securities and Exchange Commission.

The principal purpose of the Audit Committee is to assist the Board in its general oversight of the Company's accounting and financial reporting processes and audits of the Company's financial statements. The Audit Committee is responsible for selecting and engaging the Company's independent registered public accounting firm and approving the audit and non-audit services to be provided by the independent registered public accounting firm. The Audit Committee's function is more fully described in its Charter, which the Board has adopted and which the Audit Committee reviews on an annual basis.

The Company's management is responsible for preparing the Company's financial statements and the Company's financial reporting process. Ernst & Young LLP, the Company's independent registered public accounting firm, is responsible for performing an independent audit of the Company's consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed with the Company's management the audited financial statements of the Company included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the "10-K").

The Audit Committee has also reviewed and discussed with Ernst & Young LLP the audited financial statements in the 10-K. In addition, the Audit Committee discussed with Ernst & Young LLP those matters required to be discussed by Statement on Auditing Standards No. 61, as amended or supplemented, entitled "Communications with Audit Committees." Additionally, Ernst & Young LLP provided to the Audit Committee the written disclosures and the letter required by Rule 3526 of the Public Company Accounting Oversight Board (Communications with Audit Committees Concerning Independence). The Audit Committee also discussed with Ernst & Young LLP its independence from the Company.

Based upon the review and discussions described above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in the 10-K for filing with the United States Securities and Exchange Commission.

Submitted by the following members of the Audit Committee:

Donnie M. Moore, Chairman
William J. Cadogan
Thomas J. Hopkins

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Synchronoss Technologies, Inc. under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Equity Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of April 6, 2016 with respect to the beneficial ownership of our Common Stock by persons known to us to own beneficially more than 5% of our Common Stock, each of our directors, our NEOs, and all of our executive officers and directors as a group. We have no other class of equity securities outstanding.

As of March 23, 2016, 45,204,451 shares of our Common Stock were outstanding. The amounts and percentages of our Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission ("SEC") governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of securities as to which such person has no economic interest.

Name of Beneficial Owner (*)	Beneficially Owned (1)		Percent (2)

Stephen G. Waldis	935,101	(3)	2.0%

James M. McCormick	3,125,561	(4)	6.9%

William J. Cadogan	344,852	(5)	**

Charlie E. Hoffman	85,378	(6)	**

Thomas J. Hopkins	84,678	(7)	**

Donnie M. Moore	96,092	(8)	**

Karen L Rosenberger	45,280	(9)	**

Robert E. Garcia	131,109	(10)	**

Daniel Rizer	49,115	(11)	**

David Schuette	55,039	(12)	**

All executive officers and directors as a group (15 persons)	5,114,473	(13)	11.0%

FMR LLC, 82 Devonshire Street, Boston, MA 02109	3,280,157	(14)	7.3%

Blackrock, Inc., 40 East 52nd Street, New York, NY 10022	3,832,174	(15)	8.5%

Oak Ridge Investments LLC, 10 S. LaSalle St., Chicago, IL 60603	2,554,166	(16)	5.7%

RBC Global Asset Management (US) Inc., 50 So. Sixth St., Minneapolis, MN 55402	2,616,977	(17)	5.8%

The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355	2,887,460	(18)	6.4%

*
Unless otherwise indicated, the address of each beneficial owner is c/o Synchronoss Technologies, Inc., 200 Crossing Boulevard, Bridgewater, NJ 08807.

**
Less than 1% of the shares of Common Stock outstanding as of March 23, 2016.

(1)
Represents sum of shares owned and shares which may be purchased upon exercise of options exercisable within 60 days of March 23, 2016.

(2)
Any shares not outstanding which are subject to options exercisable within 60 days of March 23, 2016 are deemed outstanding for the purpose of computing the percentage of outstanding shares owned by any person holding such shares but are not deemed outstanding for the purpose of computing the percentage of shares owned by any other person.

(3)
Includes 101,845 shares of restricted common stock subject to the Company's lapsing right of repurchase. Includes 498,259 shares subject to options exercisable within 60 days of March 23, 2016. Excludes 187,400 shares subject to options not exercisable within 60 days of March 23, 2016.

(4)
Includes 870,000 shares held by Vertek Corporation, of which Mr. McCormick is the Chief Executive Officers and sole stockholder. Mr. McCormick exercises sole voting and dispositive power with respect to such shares. Includes 6,670 shares of restricted common stock subject to the Company's lapsing right of repurchase. Includes 75,000 shares subject to options exercisable within 60 days of March 23, 2016. Excludes 15,000 shares subject to options not exercisable within 60 days of March 23, 2016.

(5)
Includes 6,670 shares of restricted common stock subject to the Company's lapsing right of repurchase. Includes 50,000 shares held by Barbara Cadogan, Mr. Cadogan's wife. Includes 85,000 shares subject to options exercisable within 60 days of March 23, 2016. Excludes 15,000 shares subject to options not exercisable within 60 days of March 23, 2016.

(6)
Includes 6,670 shares of restricted common stock subject to the Company's lapsing right of repurchase. Includes 75,000 shares subject to options exercisable within 60 days of March 23, 2015. Excludes 15,000 shares subject to options not exercisable within 60 days of March 23, 2016.

(7)
Includes 6,670 shares of restricted common stock subject to the Company's lapsing right of repurchase. Includes 85,000 shares subject to options exercisable within 60 days of March 23, 2016. Excludes 15,000 shares subject to options not exercisable within 60 days of March 23, 2016.

(8)
Includes 6,670 shares of restricted common stock subject to the Company's lapsing right of repurchase. Includes 70,000 shares subject to options exercisable within 60 days of March 23, 2016. Excludes 15,000 shares subject to options not exercisable within 60 days of March 23, 2016.

(9)
Includes 28,425 shares of restricted common stock subject to the Company's lapsing right of repurchase. Includes 4,106 shares subject to options exercisable within 60 days of March 23, 2016. Excludes 29,219 shares subject to options not exercisable within 60 days of March 23, 2016.

(10)
Includes 31,568 shares of restricted common stock subject to the Company's lapsing right of repurchase. Includes 115,209 shares subject to options exercisable within 60 days of March 23, 2016. Excludes 115,304 shares subject to options not exercisable within 60 days of March 23, 2016.

(11)
Includes 42,487 shares of restricted common stock subject to the Company's lapsing right of repurchase. Includes 17,500 shares subject to options exercisable within 60 days of March 23, 2016. Excludes 56,082 shares subject to options not exercisable within 60 days of March 23, 2016.

(12)
Includes 14,771 shares of restricted common stock subject to the Company's lapsing right of repurchase. Includes 14,561 shares subject to options exercisable within 60 days of March 16, 2015. Excludes 26,461 shares subject to options not exercisable within 60 days of March 16, 2015.

(13)
Includes 373,091 shares of restricted common stock subject to the Company's lapsing right of repurchase. Includes 1,162,994 shares subject to options exercisable within 60 days of March 23, 2016. Excludes 617,805 shares subject to options not exercisable within 60 days of March 16, 2015.

(14)
Information on the holdings of FMR LLC includes the holdings of Fidelity Management & Research Company ("Fidelity Management"), and is taken from its Schedule 13G filed on January 11, 2016. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity Management, have sole power to dispose of the shares. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B stockholders have entered into a stockholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the stockholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees.

(15)
Information on the holdings of BlackRock, Inc. includes the holdings of BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management (Australia) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Ireland Limited, BlackRock Investment Management, LLC, BlackRock Advisors (UK) Limited, BlackRock Investment Management (UK) Limited and BlackRock International Limited, and is taken from its Schedule 13G filed on January 27, 2016.

(16)
Information on the holdings of Oak Ridge Investments LLC is taken from its Schedule 13G filed on February 8, 2016.

(17)
Information on RBC Global asset Management (US) Inc. is taken from its Schedule 13G filed on February 10, 2016.

(18)
Information on the holdings of The Vanguard Group is taken from its Schedule 13G filed on February 10, 2016. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 83,377 shares of our Common Stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 4,400 shares of our Common Stock as a result of its serving as investment manager of Australian investment offerings.

Certain Related Party Transactions

Transactions, arrangements or relationships in which we were, are or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest are subject to review, approval or ratification by our Board or a committee composed of members of our Board. Our Audit Committee has the principal responsibility for reviewing related person transactions pursuant to written policies and procedures adopted by our Board, subject to specified exceptions and other than those that involve compensation. In conformance with regulations of the SEC, these policies and procedures define related persons to include our executive officers, our directors and nominees to become a director of our Company, any person who is known to us to be the beneficial owner of more than 5% of any class of our voting securities, any immediate family member of, or person sharing the household with, any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or in which such person has a 5% or greater beneficial ownership interest. As set forth in our policies and procedures, it is our general policy that related person transactions shall be consummated or shall continue only if approved or ratified by our Audit Committee or the disinterested members of our Board and only if the terms of the transaction are determined to be in, or not to be inconsistent with, the best interests of our Company and our stockholders. The approval of our Compensation Committee is required to approve any transaction that involves compensation to our directors and executive officers. This approval process does not apply to any transaction that is available to all of our employees generally.

During 2015, we engaged Meeker Sharkey as our insurance broker for our officers and directors, commercial liability and health benefits insurance. Thomas Sharkey, Jr., a principal of Meeker Sharkey, is the brother in law of James M. McCormick, a member of our Board. During 2015, we paid Meeker

Sharkey $452,524. In addition to any value received by Mr. Sharkey, Jr. by virtue of his minority ownership interest in Meeker Sharkey, he received a commission from Meeker Sharkey in connection with our insurance policies. Our Audit Committee approved our engagement of Meeker Sharkey as our insurance broker as a related party transaction. During 2015, we acquired certain contract rights from Slide 3 Advisors, LLC for approximately $1.2 million. David Schuette, one of our NEOs was the majority owner of Slide 3 Advisors at the time of the acquisition. Other than these engagements, there were no other transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements, which are described where required under "Executive Compensation" and "Director Compensation."

Section 16(a) Beneficial Ownership Reporting Compliance

We believe that, during the fiscal year ended December 31, 2015, our directors, NEOs, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements. In making these statements, we have relied upon a review of the copies of Section 16(a) reports furnished to us and the written representations of our directors, NEOs, and certain of our greater than 10% stockholders.

Other Matters

Our Board does not intend to bring any other business before the meeting, and so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. In addition to the scheduled items of business, the meeting may consider stockholder proposals which are timely and comply with the provisions of our amended and restated bylaws (including proposals omitted from the Proxy Statement and form of Proxy pursuant to the proxy rules of the SEC) and matters relating to the conduct of the meeting. As to any other business that may properly come before the meeting, it is intended that proxies will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

PROPOSAL 1
ELECTION OF DIRECTORS

Our Board currently consists of six directors divided into three classes with staggered three-year terms. Charles E. Hoffman has informed the Company that he will not stand for re-election at the Annual Meeting in order to devote his full time and efforts to his other commitments. Following the Annual Meeting, the size of our Board is expected to be decreased to five directors and there will be two Class II directors. Your proxy cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. Each director who is nominated for election to our Board this year, his age as of April 6, 2016, his position and office held with us and certain biographical information are set forth below. Each director to be elected will hold office until the 2018 Annual Meeting of Stockholders and until his successor is elected, or until his death, resignation or removal. Each nominee listed below is currently a director of our Company who was previously elected by the stockholders. It is our policy to encourage nominees for director to attend the Annual Meeting.

Directors are elected by a plurality of the votes cast at the Annual Meeting, meaning the nominees receiving the most "For" voting (among votes properly cast in person or by proxy) will be elected. An instruction to "Withhold" authority to vote for a nominee will result in the nominee receiving fewer votes, but will not count as a vote against the nominee. Abstentions and "broker non-votes" (i.e., shares held by a broker or nominee that are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary voting power) will have no effect on the outcome of the election of a candidate for director. Because the election of a director is not a matter on which a broker or other nominee is generally empowered to vote, broker non-votes are expected to exist in connection with this matter. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If either nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our current Board, if any. Each nominee for election has agreed to serve if elected. We have no reason to believe that either nominee will be unable to serve.

DIRECTOR QUALIFICATIONS.

The following paragraphs provide information as of the date of this proxy statement about each member of our Board, including the nominees. The information presented includes information each director has provided about his age, positions he currently holds, his business experience for at least the past five years, other publicly-held companies, if any, of which he currently serves as a director or has served as a director during the past five years, and involvement in certain legal or administrative proceedings, if applicable. In addition to the information presented below regarding each director's experience and qualifications that lead our Board to the conclusion that he should serve as a director of our Company in light of our business and structure, we also believe that all of our directors have a reputation for integrity and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to our Company and our Board.

DIRECTOR NOMINEES

The Board of Directors recommends that stockholders vote "FOR" each of the nominees:

Director Since: 2000 Age: 56 Founder
James M. McCormick

James M. McCormick is a founder of Synchronoss, has been a member of our Board since our inception in 2000 and served as our Treasurer from September 2000 until December 2001. Mr. McCormick is founder and Chief Executive Officer of Vertek Corporation. Prior to founding Vertek in 1988, Mr. McCormick was a member of the Technical Staff at AT&T Bell Laboratories. Mr. McCormick received a Bachelor of Science degree in computer science from the University of Vermont and a master of science degree in computer science from the University of California — Berkeley. Our Board believes Mr. McCormick's qualifications to sit on our Board include his over 25 years in the consulting, telecommunications and services business, as well as being one of our founders.

Director Since: 2007 Age: 67 Synchronoss Committees: • Audit • Nominating/Corporate Governance

Donnie M. Moore

Donnie M. Moore was Senior Vice President, Finance and Administration and Chief Financial Officer for Cognos Incorporated, a publicly-held company providing business intelligence and performance management solutions, from 1989 until his retirement in 2001. From 1986 to 1989, Mr. Moore was Vice President, Finance and Chief Financial Officer of Cognos. Before joining Cognos, Mr. Moore held various positions at the Burroughs Corporation from 1973 to 1986, including Corporate Director, Plans and Analysis. Mr. Moore holds a Bachelor of Science degree in engineering from the University of Oklahoma and a master in business administration degree from the University of Houston. Our Board believes Mr. Moore's qualifications to sit on our Board include his extensive experience in the software industry and his financial expertise.

Continuing Director — Term Ending in 2017

Director Since: 2004 Age: 59 Synchronoss Committees: • Audit • Compensation • Business Development

Thomas J. Hopkins

Thomas J. Hopkins is a Managing Director of Colchester Capital, LLC, an investment firm. Prior to Colchester Capital, Mr. Hopkins was involved in investment banking, principally at Deutsche Bank (and its predecessor Alex, Brown & Sons), Goldman, Sachs & Co. and Bear Stearns. He began his investment banking career at Drexel Burnham Lambert. Prior to investment banking, Mr. Hopkins was a lawyer for several years. Mr. Hopkins received a Bachelor of Arts degree from Dartmouth College, a juris doctorate from Villanova University School of Law and a master in business administration degree from the Wharton School at the University of Pennsylvania. Our Board believes Mr. Hopkins' qualifications to sit on our Board include his extensive financial expertise and his years of experience providing strategic advisory services to complex organizations.

Continuing Directors — Term Ending in 2018

Director Since: 2005 Age: 67 Synchronoss Committees: • Audit • Compensation • Business Development • Nominating/Corporate Governance

William J. Cadogan

William J. Cadogan served as a Senior Managing Director with Vesbridge Partners, LLC, formerly St. Paul Venture Capital, a venture capital firm from 2001 until 2006. Mr. Cadogan served as Chief Executive Officer and Chairman of the board of directors of Mahi Networks, Inc., a leading supplier of multi-service optical transport and switching solutions, from November 2004 until its merger with Meriton Networks in October 2005. Prior to joining St. Paul Venture Capital in 2001, Mr. Cadogan was Chairman and Chief Executive Officer of ADC, Inc., a leading global supplier of telecommunications infrastructure products and services. Mr. Cadogan received a Bachelor of Arts degree in electrical engineering from Northeastern University and a master in business administration degree from the Wharton School at the University of Pennsylvania. Our Board believes Mr. Cadogan's qualifications to sit on our Board include his experience as a CEO leading complex global organizations, combined with his operational and corporate governance expertise.

Founder Chairman of the Board Chief Executive Officer Director Since: 2001 Age: 48 Synchronoss Committee: • Business Development

Stephen G. Waldis

Stephen G. Waldis has served as our Chairman, Founder and CEO and a Director since founding Synchronoss in 2000. From 2000 until 2011, Mr. Waldis also served as President. From 1994 to 2000, Mr. Waldis served as Chief Operating Officer at Vertek Corporation, a privately held professional services company serving the telecommunications industry. From 1992 to 1994, Mr. Waldis served as Vice President of Sales and Marketing of Logical Design Solutions, a provider of telecom and interactive solutions. From 1989 to 1992, Mr. Waldis worked in various technical and product management roles at AT&T. Mr. Waldis received a Bachelor of Arts degree in corporate communications from Seton Hall University. Our Board believes Mr. Waldis' qualifications to sit on our Board include his extensive experience in the software and services industry, and serving as our Chief Executive Officer and one of our founders.

Incumbent Director — Not Standing for Election

Director Since: 2006 Age: 67 Synchronoss Committees: • Compensation • Nominating/Corporate Governance Administration

Charles E. Hoffman

Charles E. Hoffman has been the Dean of the College of Business of the University of Missouri-St. Louis since September 2013. From 2001 until he retired in 2008, Mr. Hoffman was President and Chief Executive Officer of Covad Communications Group, Inc. Prior to 2001, Mr. Hoffman was President and Chief Executive Officer of Rogers AT&T. Prior to his time with Rogers, Mr. Hoffman served as President, Northeast Region, for Sprint PCS. Preceding his time with Sprint PCS, Mr. Hoffman spent 16 years at SBC Communications in various senior management positions, including Managing Director-Wireless for SBC International. Mr. Hoffman received a Bachelor of Science degree and a master in business administration degree from the University of Missouri.

PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has appointed Ernst & Young LLP, independent registered public accounting firm, as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016 and has further directed that management submit the appointment of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since its formation in 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company's by-laws nor other governing documents or law require stockholder ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm. However, the Board is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

To ratify the selection by the Audit Committee of Ernst & Young LLP, as the independent registered public accounting firm of the Company for its fiscal year ended December 31, 2016, the Company must receive a "For" vote from the majority of all the outstanding shares that are present in person or represented by proxy and cast either affirmatively or negatively at the Annual Meeting. Abstentions and broker non-votes will not be counted "For" or "Against" the proposal and will have no effect on the proposal. Because this is a matter on which a broker or other nominee is generally empowered to vote, broker non-votes are not expected to exist in connection with this matter.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S FEES

The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2015 and December 31, 2014 by Ernst & Young LLP, the Company's principal accountant.

	Fiscal Year Ended

	2015		2014

	(In thousands)

Audit Fees(1)	$2,281		$1,926

Audit Related Fees(2)	2		137

Tax Fees	-0	-	-0	-

All Other Fees	-0	-	-0	-

Total Fees	$2,283		$2,063

(1)
For professional services rendered for the audits of annual financial statements, including the audit of annual financial statements for the years ended December 31, 2015 and 2014. The audit fees also include the review of quarterly financial statements included in the Company's quarterly reports on Form 10-Q, statutory audits of foreign subsidiaries and other regulatory filings or similar engagements.

(2)
Includes fees which are for assurance and related services other than those included in Audit Fees.

  All services described above for 2014 and 2015 were approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee's policy is to pre-approve all audit and permissible non-audit services rendered by Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee can pre-approve specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the Audit Committee's approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide a service. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant's independence.

THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL 2

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, as amended, we are requesting our stockholders to vote, on an advisory basis, on the compensation of our named executive officers as described in the "Compensation of Executive Officers" section of this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.

Compensation Program and Philosophy

Our executive compensation philosophy and programs are designed to attract, retain and motivate high-quality executives who possess diverse skills and talents required to help us achieve our short and long-term financial and strategic goals. We believe that the programs foster a performance-oriented culture that aligns our executives' interests with those of our stockholders over the long term. Specifically, we tie a significant portion of executive compensation to stockholder return in the form of at-risk or variable realizable compensation.

Fiscal 2015 Compensation

The following is a brief synopsis of the material decisions approved by our Compensation Committee regarding the 2015 compensation of our NEOs:

Adjustments to Base Salary:    In reviewing the base salaries of Messrs. Waldis and Garcia in early 2015, our Compensation Committee provided salary increases of approximately 3% (representing the median base salary increase). In addition, since the salary of Ms. Rosenberger was below the competitive range of similarly situated chief financial officers, her salary was increased by 10%. Mr. Rizer's salary was increased by approximately 32% to reflect his expanded role within our Company,

Performance-based Cash Bonus:    Our 2015 non-GAAP revenue and EBITDA were above the target set by our Board for 2015 but below the maximum threshold. As a result, our NEOs received approximately 129% of their target cash incentive bonus with respect to the corporate goal portion. Messrs. Waldis, Garcia, Rizer and Ms. Rosenberger received 100%, 90%, 100% and 90%, respectively, of their target individual component portion. Due to Mr. Schuette joining our Company in August 2015, our Board did not believe it was appropriate for his cash incentive bonus to have a corporate component. Therefore, his cash incentive bonus was based 100% on certain individual objectives, all of which he met and therefore he received 100% of his target cash incentive bonus.

Performance-based Equity:    Since NEOs had previously been eligible for annual payouts under the old performance-based equity plan, as part of a transition to a three-year plan in 2015, each NEO received a one-time transition award to address the vesting opportunity 'gap' between the old and new plans. Vesting of this transition award is contingent upon the achievement of certain financial metrics in 2015 and 2016. With respect to the transition shares awarded based on our financial performance in 2015, our 2015 non-GAAP revenue and EBITDA were above the target set by our Board for 2015 but below the maximum threshold. Our 2015 Cloud Revenue exceeded the maximum goals set by our Board. As a result, our NEOs whom our Company employed on February 9, 2015 were issued an aggregate of 28,185 restricted shares of our Common Stock, or 10,568 shares more than the target number of performance-based restricted shares that they were eligible to receive under the 2015-2016 performance-based restricted stock awards based on our 2015 financial performance.

Time-Based Equity:    Our NEOs whom our Company employed on February 9, 2015 were granted (i) an aggregate of 52,852 time-based restricted shares of our Common Stock and (ii) stock options to purchase an aggregate of 143,951 shares of our Common Stock.

Employment Agreements.    Effective January 1, 2015, our Company entered into employment agreements with each of our NEOs which expire December 31, 2017. For a full description of these employment agreements please see page 51.

Compensation Discussion and Analysis

In addition to the above summary, stockholders are urged to read the "Compensation Discussion and Analysis" section of this Proxy Statement for greater detail about our executive compensation program, including information about the fiscal year 2015 compensation of our named executive officers.

Recommendation

For the above reasons, we are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by voting in favor of the following resolution:

"RESOLVED, that the stockholders advise that they approve, in a non-binding vote, the compensation of the Company's named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, related compensation tables, and the accompanying narrative disclosure set forth in the Proxy Statement relating to the Company's 2016 Annual Meeting of Stockholders."

Even though this say-on-pay vote is advisory and therefore will not be binding, our Compensation Committee and our Board value the opinions of our stockholders. Accordingly, we expect to take into account the outcome of the vote when considering future executive compensation decisions.

THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL 3

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

If you wish to submit a proposal for inclusion in next year's proxy materials or nominate a director, your proposal must be in proper form according to SEC Regulation 14A and Rule 14a-8, in conformance with the Company's by-laws and submitted in writing to Synchronoss Technologies, Inc., 200 Crossing Boulevard, Bridgewater, New Jersey 08807, Attn: Secretary to be received no later than the close of business on December 7, 2016. If you wish to submit a proposal to be presented at the 2015 Annual Meeting of Stockholders but which will not be included in the Company's proxy materials, your proposal must be submitted in writing and in conformance with our by-laws to Synchronoss Technologies, Inc., 200 Crossing Boulevard, Bridgewater, New Jersey 08807, Attn: Secretary not before January 21, 2017 and no later than February 20, 2017. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included. You are advised to review the Company's by-laws, which contain additional requirements about advance notice of stockholder proposals and director nominations. You may obtain a copy of the Company's by-laws by writing to Synchronoss Technologies, Inc., 200 Crossing Boulevard, Bridgewater, New Jersey 08807, Attn: Secretary.

NO INCORPORATION BY REFERENCE

In the Company's filings with the SEC, information is sometimes "incorporated by reference." This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the "Audit Committee Report" and the "Compensation Committee Report" contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be "soliciting material". In addition, this Proxy Statement includes several website addresses. These website addresses (including our corporate website at www.synchronoss.com) are intended to provide inactive, textual references only and are not intended to be active hyperlinks in this proxy. The information on these websites is not part of this Proxy Statement.

CONTACT FOR QUESTIONS AND ASSISTANCE WITH VOTING

If you have any questions or require any assistance with voting your shares or need additional copies of this Proxy Statement or voting materials, please contact:

Ronald Prague, Esq.
Executive Vice President and General Counsel
Synchronoss Technologies, Inc.
200 Crossing Boulevard
Bridgewater, NJ 08807
or
Call (800) 575-7606

It is important that your shares are represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote using the Internet or by telephone or by signing and returning a proxy card, if you have requested one, so your shares will be represented at the Annual Meeting.

The form of Notice proxy and this Proxy Statement have been approved by the Board of Directors and are being mailed, delivered or made available to stockholders by its authority.

The Board of Synchronoss Technologies, Inc.
Bridgewater, New Jersey
April 6, 2016

Appendix A
Reconciliation of Non-GAAP Financial Information
(Unaudited – In thousands, except per share data)

Synchronoss Technologies, Inc. ("Synchronoss") has provided in this proxy statement selected financial information that has not been prepared in accordance with GAAP. This information includes non-GAAP revenues, gross profit, EBITDA and diluted earnings per share. Synchronoss uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to management and investors, as a supplement to GAAP measures, in evaluating Synchronoss' ongoing operational performance. Synchronoss believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Synchronoss' industry, many of which present similar non-GAAP financial measures to investors. The non-GAAP financial results add back the deferred revenue write-down associated with acquisitions, fair value stock- based compensation expense, acquisition-related costs, changes in the contingent consideration obligation, deferred compensation expense related to earn outs and amortization of intangibles associated with acquisitions.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures in the tables below.

Reconciliation of GAAP to Non-GAAP Revenue

	Twelve Months Ended December 31,
	2015	2014
Non-GAAP financial measures and reconciliation:
GAAP Revenue	578,831	$457,314
Add: Deferred Revenue Write-Down	1,260	1,299

Non-GAAP Revenue	580,091	$458,613

Reconciliation of GAAP to Non-GAAP Gross Profit

	Twelve Months Ended December 31,
	2015	2014
GAAP Revenue	578,831	$457,314
Less: Cost of Services	239,074	184,414

GAAP Gross Margin	339,757	272,900
Add: Deferred revenue write-down	1,260	1,299
Add: Fair value stock-based compensation	6,935	5,924
Add: Acquisition and restructuring costs	8,814	31
Add: Deferred compensation expense - earn-out	—	16

Non-GAAP Gross Margin	356,766	$280,170

Non-GAAP Gross Margin %	62%	61%

Reconciliation of GAAP Income from Operations to Non-GAAP EBITDA

	Twelve Months Ended December 31,
	2015	2014
GAAP income from operations	79,590	$62,298
Add: Deferred revenue write-down	1,260	1,299
Add: Fair value stock-based compensation	31,711	28,987
Add: Acquisition and restructuring costs	22,623	2,938
Add: Net change in contingent consideration obligation	760	1,799
Add: Deferred compensation expense - earn-out	—	1,783
Add: Amortization expense	26,659	18,953

Non-GAAP income from operations	162,603	$118,057

Depreciation and amortization	72,152	55,956
Less: Non-GAAP Amortization expense adjustment	(26,659)	(18,953)

Non-GAAP EBITDA	208,096	155,060

Reconciliation of GAAP to Non-GAAP Diluted Earnings Per Share

	Twelve Months Ended December 31,
	2015	2014
GAAP net income attributable to Synchronoss	40,630	38,895
Add: Deferred revenue write-down, net of tax	964	868
Add: Fair value stock-based compensation, net of tax	24,249	19,358
Add: Acquisition and restructuring costs, net of taxes	17,282	1,962
Add: Net change in contingent consideration obligation, net of Fx change, net of tax	760	1,855
Add: Deferred compensation expense - earn-out, net of tax	—	1,191
Add: Amortization expense, net of tax	20,264	12,657

Non-GAAP net income attributable to Synchronoss	104,149	76,786

Add: After-tax interest on convertible debt	2,135	776

Net income for diluted EPS calculation	106,284	77,562

Diluted non-GAAP net income per share	2.23	1.79

Weighted shares outstanding - Diluted	47,653	43,297

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Synchronoss Technologies, Inc. 750 Route 202, 6th Floor Bridgewater, NJ 08807 Attn: Dana Huppert ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 James M. McCormick 02 Donnie M. Moore The Board of Directors recommends you vote FOR proposals 2 and 3. 2To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016. 3To approve on a non-binding advisory basis the compensation of the Company's named executive officers. For 0 0 Against 0 0 Abstain 0 0 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000277136_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10K-Annual Report Wrap is/are available at www.proxyvote.com SYNCHRONOSS TECHNOLOGIES, INC. Annual Meeting of Shareholders May 17, 2016 10:00 A.M. This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Ronald J. Prague and Karen L. Rosenberger, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of SYNCHRONOSS TECHNOLOGIES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held on May 17, 2016, at 10:00 A.M., at the Offices of Synchronoss Technologies, Inc. 200 Crossing Boulevard, Bridgewater, NJ 08807, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side 0000277136_2 R1.0.1.25